Exhibit 2.1

IMPLEMENTATION AGREEMENT

Dated September 4, 2019

By and among

OpGen, Inc.

and

Crystal GmbH

and

Curetis N.V.

i

ii

Section 9.6 Governing Law; Jurisdiction; Venue	62
Section 9.7 Parties in Interest	62
Section 9.8 No Personal Liability	62
Section 9.9 Disclosure Schedules	62
Section 9.10 Counterparts	63

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IMPLEMENTATION AGREEMENT (this “Agreement”), dated as of September 4, 2019, by and among:

(1)	Curetis N.V., a public company with limited liability (naamloze vennootschap) under the Laws of the Netherlands, with its official seat in Amsterdam, the Netherlands, and its office address at Max-Eyth-Strasse 42, 71088 Holzgerlingen, Germany, registered with the Dutch Trade Register under number 64302679 (the “Seller”); and
(2)	Crystal GmbH (a/k/a Platin 1798, GmbH), a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the Laws of the Federal Republic of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 115973 (the “Purchaser”); and
(3)	OpGen, Inc., a Delaware corporation, with its office address at 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878, USA (the “Parent”).

RECITALS

(A)	WHEREAS, the Seller’s shares are admitted to trading on Euronext in Amsterdam, a regulated market of Euronext Amsterdam N.V., as well as Euronext Brussels, and the Parent is listed on NASDAQ Capital Market, a market tier of the NASDAQ;
(B)	WHEREAS, Curetis GmbH is a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany (the “Company”), and a Wholly-Owned Subsidiary of the Seller;
(C)	WHEREAS, the Group Companies (as hereafter defined) are principally engaged in the business of providing innovative solutions, through development of proprietary platforms, diagnostic content, applied bioinformatics, lab services, research services and commercial collaborations and agreements, for molecular microbiology diagnostics designed to address the global challenge of detecting severe infectious diseases and identifying antibiotic resistances in hospitalized patients (the “Business”);
(D)	WHEREAS, Parent is a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease by developing proprietary molecular diagnostic and information products and services for global healthcare settings, helping to guide clinicians with more rapid and actionable information about life threatening infections, improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms;
(E)	WHEREAS, the Purchaser is a Wholly-Owned Subsidiary of Parent, initially organized for the sole purpose of acquiring the Transferred Shares pursuant to this Agreement;
(F)	WHEREAS, the Seller desires to sell to Parent and Purchaser, and Parent and Purchaser desire to purchase from the Seller, the Business, including the Transferred Shares, for the Consideration (as hereafter defined) and on the terms and subject to the conditions hereinafter set forth (the “Transaction”);
(G)	WHEREAS, the Management Board and Supervisory Board (both as hereafter defined) of the Seller have extensively considered the Transaction, the strategy for the combined entities following the Transaction, the Consideration (as hereafter defined) and the consequences for the Seller’s stockholders, employees and other stakeholders;
(H)	WHEREAS, based on a due and careful consideration of the Transaction, each of the Management Board and Supervisory Board of the Seller have unanimously (i) determined that this Agreement, the Transaction and the other transactions contemplated hereby are expedient and fair to, and in the best interests of, the Seller, the Seller’s strategy and the Seller’s stockholders, employees and other stakeholders, and (ii) adopted resolutions approving this Agreement, the Transaction, and recommending to the stockholders of the Seller to vote in favor of the Seller Resolutions (as hereafter defined) at the Seller Stockholders’ Meeting (as hereafter defined);

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(I)	WHEREAS, the board of directors of the Parent (the “Board of Directors”) has unanimously (i) determined that this Agreement, the Transaction and the other transactions contemplated hereby are fair to, advisable and in the best interest of the Parent’s stockholders, and (ii) approved this Agreement, the Transaction and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;
(J)	WHEREAS, as soon as practicable following the Closing (as hereafter defined), the Seller intends to distribute all or part of the Consideration to the Seller Stockholders to the maximum extent permitted by applicable Laws;
(K)	WHEREAS, for United States federal income tax purposes, it is intended that the Transaction contemplated by this Agreement will qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Code (as hereafter defined), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) and 1.368-3(a) of the of the United States Treasury Regulations; and
(L)	WHEREAS, Parent, Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1     Definitions

In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings (unless otherwise specified):

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and other provisions that are no less favorable in the aggregate to the Target Party than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a party to this Agreement or any of its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, sale of substantially all assets, recapitalization, restructuring, investment, liquidation, dissolution or similar transaction, of (i) assets that constitute or represent 25% or more of the total assets or total revenues of the Seller or the Group Companies, on the one hand, or of the Parent or the Purchaser Entities, on the other hand, as the case may be, taken as a whole, or (ii) 25% or more of the Seller Common Stock, on the one hand, or of the Parent Common Stock, on the other hand, as the case may be, then outstanding.

“Affiliate” of a Person means any corporation, limited liability company, partnership or other entity that controls, is controlled by, or is under common control with such Person. For purposes of this definition of “Affiliate”, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

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“Affiliated Persons” means (i) any director or officer of the Seller or any Subsidiary, (ii) any Affiliate of the Seller or any Subsidiary or (iii) with respect to the individual referred to in the foregoing clause (i), any member of the immediate family of any of such individual and any Person that, directly or indirectly, is controlled by such immediate family member.

“AFM” means the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten).

“Agreement” shall have the meaning specified in the Preamble.

“Balance Sheet Date” shall have the meaning specified in Section 4.5(c).

“Benefit Plan” means any (i) employee benefit plans, as defined in ERISA Section 3(3), (ii) all plans (Vereinbarungen und Zusagen), whether of collective or individual nature, and including commitments based on customs and practices (betriebliche Übung), regarding company pensions (betriebliche Altersversorgung) under which any Person has any obligations vis-à-vis their employees and their dependents to provide company pension benefits, whether directly or via an external funding vehicle (including, without limitation, Direktversicherung, Pensionskasse, Pensionsfonds and Unterstützungskasse) and (iii) all other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, paid time off, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, fringe benefit, voluntary benefit, deferred compensation, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements, plans, programs, policies, or agreements.

“Blue Sky Laws” shall have the meaning specified in Section 6.5(g).

“Breach” means, with respect to any representation, warranty, covenant, obligation or other provision of any agreement, that there has occurred (or a claim has been made that there has occurred) an inaccuracy in or breach of, or a failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, as the case may be; for the avoidance of doubt, the failure of a condition to be satisfied by itself shall not constitute a Breach.

“Board of Directors” shall have the meaning specified in the Preamble.

“Business” shall have the meaning specified in the Preamble.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York City (USA), Amsterdam (Netherlands) or Holzgerlingen (Germany).

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash” means the aggregated cash, cash equivalents, investments, bank deposits and marketable securities of or held by the Seller and the Group Companies, as the case may be.

“Change of Board Recommendation” shall have the meaning specified in Section 6.3(d).

“Closing” shall have the meaning specified in Section 3.2.

“Closing Date” shall have the meaning specified in Section 3.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any other successor statute thereto and any regulations issued thereunder.

“Company” shall have the meaning specified in the Preamble.

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“Company Common Stock” means, collectively, the common stock, par value € 1.00 per share, of the Company, and associated rights.

“Company IP Contracts” shall have the meaning specified in Section 4.9(c).

“Company Leases” shall have the meaning specified in Section 4.8(b).

“Company Leased Real Property” shall have the meaning specified in Section 4.8(b).

“Company Material Contract” shall have the meaning specified in Section 4.7(b).

“Company Securities” shall have the meaning specified in Section 4.4(b).

“Confidentiality Agreement” means the confidentiality agreement dated as of November 8, 2018, as amended through the date of this Agreement, by and between the Seller and the Parent.

“Consideration” shall have the meaning specified in Section 3.1.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, Contract, indenture, mortgage, deed of trust or other instrument or arrangement to which such Person is a party or by which it or any of such Person’s property is bound.

“Conversion Ratio” shall have the meaning specified in Section 6.14(a).

“Convertible Debt Rollover” shall have the meaning set forth in Section 6.15(b).

“Damages” means any and all losses, Liabilities, claims, damages, reasonable expenses (including costs of investigation, defense and related reasonable attorney’s fees), awards, assessments, fines, costs, reasonable fees, Taxes, penalties, deficiencies, judgments or other amounts paid or incurred, whether in defense or settlement of any Proceeding or otherwise.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“DGCL” means Delaware General Corporation Law.

“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, Tax Returns and other Tax records, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“EIB” means the European Investment Bank.

“EIB Guarantee” means the guarantee provided by Seller to EIB under the EIB Loan Agreement.

“EIB Loan Agreement” means the finance contract dated December 12, 2016 and amended and restated by means of an amendment and restatement agreement dated May 20, 2019, each between the Company (as borrower), EIB (as lender) and the Seller, Curetis USA Inc. and Ares Genetics GmbH (as guarantors).

“Environmental Laws” means any applicable federal, state, provincial, foreign or local statute, Law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company or any of the Subsidiaries, relating to the environment, health and safety, or Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Expenses” shall have the meaning specified in Section 8.3(a);

“Fairness Opinion” shall have the meaning specified in Section 4.17.

“Form S-4 Registration Statement” shall have the meaning specified in Section 4.20(a).

“GAAP” means generally accepted accounting principles in the United States.

“German Transfer Agreement” shall have the meaning specific in Section 2.1(d).

“Governmental Approval” means approval from a Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Companies Benefit Plans” means (i) any “employee benefit plan” (as defined in section 3(3) of ERISA), (ii) all plans (Vereinbarungen und Zusagen), whether of collective or individual nature, and including commitments based on customs and practices (betriebliche Übung), regarding company pensions (betriebliche Altersversorgung) under which the Group Companies have any obligations vis-à-vis the employees and their dependents to provide company pension benefits, whether directly or via an external funding vehicle (including, without limitation, Direktversicherung, Pensionskasse, Pensionsfonds and Unterstützungskasse), (iii) any bonus or incentive compensation plan, and (iv) any material agreement providing for employment, change in control benefits, employee retention, individual bonus or incentive compensation, or severance benefits, in each case for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of the Group Companies, and such individual’s beneficiaries and dependents, and as to which a Group Company is a sponsor or direct contracting party thereunder.

“Group Employee” means any individual employed or engaged with any of the Group Companies, including all officers.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws or the regulations thereunder as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of poly chlorinated biphenyls in excess of 50 parts per million.

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“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretation Committee and their predecessor bodies.

“Income Tax’’ means any federal, state, local, or non-U.S. income tax measured by or imposed on or with respect to net income, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Income Tax Return’’ means any Tax Return, declaration relating to Income Taxes.

“Indebtedness” means with respect to any Person, without duplication (a) indebtedness of such Person for borrowed money, (b) any obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Group Companies) secured by a Lien (other than a Permitted Lien) on any asset of the Seller or any of the Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto, (e) Liabilities under lease obligations required to be classified and accounted for as Capital Leases and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, (f) interest rate and currency obligation swaps, hedges or similar arrangements, and (g) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person.

“InsO" shall have the meaning specified in Section 6.9(c)(i).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, domain names, copyrights, software, Internet web sites, mask works and other semiconductor chip rights, patents, patent applications, trade secrets and all similar proprietary intellectual property rights, including, as applicable, all goodwill associated with any of the foregoing and all registrations and applications to register or renew the registration of any of the foregoing.

“Interim Borrower” shall have the meaning specified in Section 6.9(b).

“Interim Financing” shall have the meaning specified in Section 6.9(a).

“Interim Lender” shall have the meaning specified in Section 6.9(b).

“Interim Lender Claims” shall have the meaning specified in Section 6.9(c)(i).

“Interim Loan Agreement” shall have the meaning specified in Section 6.9(b).

“Interim Loan Amount” shall have the meaning specified in Section 6.9(b).

“Intervening Event” shall have the meaning specified in Section 6.3(d).

“Law(s)” means any U.S. or non-U.S., federal, state or local statute, law, directive, ordinance, rule, regulation, order, writ, judgment, decree, code, stipulation, determination, award or requirement of a Governmental Authority.

“Liabilities” means any liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, adverse claim or any other title defect or restriction of any kind, including any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest is based on the common law, statute, or Contract, whether such interest is recorded or perfected, and whether such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

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“Losses” means any and all losses, claims, damages, Liabilities, judgments, expenses and costs, including, without limitation, reasonable attorneys’ fees, costs of collection and other fees and expenses, (but not including punitive, exemplary, consequential or indirect damages and liability of any kind.).

“Management Board” means the management board of the Seller.

“Material Adverse Effect” means any fact, circumstance, change, event, occurrence, development or effect (a “Change”) that, individually or in the aggregate with all other Changes, has, or could reasonably be expected to have (with or without notice or the passage of time, or both), a material adverse effect on the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include:

(a)	Any Changes in general United States or global economic conditions, including any Changes affecting financial, credit, foreign exchange or capital market conditions;
(b)	Any Changes in economic conditions generally affecting the industry or industries in which such party operates;
(c)	Any Changes in political conditions, including any prolonged federal government furlough, shutdown or lack of funding;
(d)	Any Changes after the date hereof in applicable Laws, GAAP, IFRS or the interpretation thereof;
(e)	Any Changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof;
(f)	Any Changes caused by the public announcement or pendency of the Transaction contemplated by this Agreement; and
(g)	The effects of any action required to be taken by this Agreement by one of the parties hereto or actions taken (including any adverse Change that results from the other party’s unreasonable refusal to permit the applicable party, upon request to the other party, to take any of the actions set forth in Section 6.1) or omitted to be taken by one of such parties with the written consent of the other party hereto;

provided, however, that the effect of any of the Changes described in clause (a) through (e) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Company or its Subsidiaries as a whole, on the one hand, or the Parent and its Subsidiaries as a whole, on the other hand, as measured relative to companies operating in the industry or industries in which such party operates.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA as to which any Group Company or Purchaser Entity, as the case may be, has an obligation to contribute in respect of its current or former employees.

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“NASDAQ” means the Nasdaq Stock Market.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the conduct of the business of such Person substantially in accordance with such Person’s normal day-to-day customs, practices and procedures.

“Other Party” shall have the meaning specified in Section 6.3(g).

“Outside Date” shall have the meaning specified in Section 8.1(b).

“Parent” shall have the meaning specified in the Preamble.

“Parent Balance Sheet” shall have the meaning specified in Section 5.6(c).

“Parent Common Stock” means, collectively, the common stock, par value $0.01 per share, of Parent.

"Parent Equity Award" means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent’s Financial Advisor” means Crosstree Capital Partners, Inc.

“Parent IP Contracts” shall have the meaning specified in Section 5.11(c).

“Parent’s Knowledge” or a similar phrase, means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Parent, having made due inquiries with the Parent personnel listed in Part 2 of Exhibit A.

“Parent Leases” shall have the meaning specified in Section 5.10(b).

“Parent Leased Real Property” shall have the meaning specified in Section 5.10(b).

“Parent Material Contract” shall have the meaning specified in Section 5.9(b).

“Parent Proxy Statement” means the proxy statement of Parent to be filed as part of the Form S-4 Registration Statement with the SEC, and to be sent to the Parent Stockholders, in connection with the Transaction.

"Parent Restricted Share" means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent SEC Documents” shall have the meaning specified in Section 5.5(a).

“Parent Securities” shall have the meaning specified in Section 5.4(a).

"Parent Stock Option" means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

"Parent Stock Plans" means the following plans: the 2008 Stock Option and Restricted Stock Plan, as amended (under which no further grants can be made) and the Amended and Restated 2015 Equity Incentive Plan.

“Parent Stockholder Vote” means the adoption and approval by the requisite affirmative vote of the Parent’s stockholders of the Transaction pursuant to, and on the terms and conditions set forth, in this Agreement.

“Parent Stockholders’ Meeting” shall have the meaning specified in Section 6.7(a).

“Parent Termination Fee” shall have the meaning specified in Section 8.3(c).

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“Permits” means any permit, license, authorization, consent, certificate, approval, permission, waiver, exemption or Order of, registration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; or (ii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the Ordinary Course of Business.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, estate, other entity or organization or group.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Disclosure Schedules” shall have the meaning specified in ARTICLE V.

“Purchaser Entities” means, collectively, the Parent and its Subsidiaries (other than the Group Companies).

“Purchaser Entities Benefit Plans” means (i) any “employee benefit plan” (as defined in section 3(3) of ERISA), (ii) all other profit-sharing plans, (iii) any bonus or incentive compensation plan, (iv) any plan providing for vacation, holiday, paid time off, tuition reimbursement, scholarship, dependent care assistance, excess benefit, fringe benefit or other benefits; and (v) any material agreement providing for employment, change in control benefits, employee retention, individual bonus or incentive compensation, or severance benefits, in each case for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of Parent or any of its Subsidiaries, and such individual’s beneficiaries and dependents, and as to which Parent or any of its Subsidiaries is a sponsor or direct contracting party thereunder.

“Related to the Business” means required or necessary for, or exclusively related to or, used in or held for use in connection with, the Business.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

“Relevant Tax Entity(ies)” shall have the meaning specified in Section 4.15(a)(i).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person and its Subsidiaries.

“Requirements of Law” means as to any Person, provisions of the governing documents or other organizational of such Person, or any Law, treaty, policy, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

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“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the Preamble.

“Seller Board Recommendation” shall have the meaning specified in Section 4.2(g).

“Seller Common Stock” means the ordinary shares in the share capital of the Seller.

“Seller Disclosure Schedules” shall have the meaning specified in ARTICLE IV.

“Seller Phantom Stock Option Plan” means the phantom stock option plan of the Seller which terms and conditions are laid down in the “Curetis AG Phantom Stock Option Incentive Plan 2010” dated 3 September 2010, as amended by the supplement to grant agreement(s) dated 18 April 2013 and as supplemented by individual PSOP roll-over agreements entered into on or about 20 October 2015.

“Seller Resolutions” shall have the meaning specified in Section 6.6(a).

“Seller Stock Option” shall have the meaning specified in Section 6.14(a).

“Seller Stock Option Plan” shall have the meaning specified in Section 6.14(a).

“Seller Stockholder Vote” means the adoption by the affirmative vote of the general meeting of the Seller Resolutions.

“Seller Stockholders” means the holders of Seller Common Stock.

“Seller Stockholders’ Meeting” shall have the meaning specified in Section 6.6(a).

“Seller Termination Fee” shall have the meaning specified in Section 8.3(b).

“Seller’s Financial Advisor” means H.C. Wainwright & Co., LLC.

“Seller’s Knowledge” or a similar phrase, means the actual knowledge of the members of the Management Board of the Seller (namely, Oliver Schacht, Johannes Bacher and Achim Plum), having made due inquiries with the personnel listed in Part 1 of Exhibit A.

“Subsidiary” means, when used with reference to an entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or (b) 50% or more of the outstanding securities of which, are owned directly or indirectly by such entity. For the avoidance of doubt, when used in reference to Subsidiaries of the Company, “Subsidiary” shall include Curetis USA Inc., Ares Genetics GmbH, as well as Curetis UK Ltd. and Curetis Schweiz GmbH until completion of their dissolution.

“Subsidiary Securities” shall have the meaning specified in Section 4.4(d).

“Successor Plans” shall have the meaning specified in Section 6.13(a).

“Superior Proposal” means a bona fide Acquisition Proposal (except the references therein to “at least 25%” shall be replaced by “more than 50%”) made in writing that is (i) reasonably likely to be completed on a timely basis and (ii) more favorable from a financial point of view to the Target Party than the transactions contemplated by this Agreement, and (b) did not result from a Breach or violation of Section 6.3.

“Target Board” shall have the meaning specified in Section 6.3(g).

“Target Board Recommendation” shall have the meaning specified in Section 6.3(g).

“Target Common Stock” shall have the meaning specified in Section 6.3(g).

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“Target Group” shall have the meaning specified in Section 6.3(g).

“Target Party” shall have the meaning specified in Section 6.3(g).

“Target Stockholder Vote” shall have the meaning specified in Section 6.3(g).

“Tax” or “Taxes” means (x) any federal, state, local, or non-U.S. taxes and similar assessments, duties, reporting obligations, impositions and Liabilities relating to taxes, including income, gross receipts, license, payroll, employment, escheat excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar (including health, unemployment, workers’ compensation and pension insurance), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, recapture, public imposts, fees or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including, but not restricted to, taxes within the meaning of Section 3 German General Fiscal Code (Abgabenordnung) (Steuern und steuerliche Nebenleistungen), withholding taxes (including construction withholding tax (Bauabzugsteuer), wage tax (Lohnsteuer)), social security contributions (Sozialversicherungsbeiträge), customs and excise duties (Zölle) and liability for taxes owed by third parties (Haftungsschuld) including but not restricted to liability in case of fiscal unity (Sec. 73 AO – German Fiscal Code); (y) any liability for the payment of any amounts of the type described in clause (x) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement; and (z) any liability for the payment of any amounts of the type described in clauses (x) or (y) as a result of any express or implied obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or as a result of any obligation under any Contract or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

“Tax Returns” means any return, declaration, report, claim for refund, estimated return or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” shall have the meaning specified in the Preamble.

“Transferred Shares” shall have the meaning specified in Section 4.4(a).

“Treasury Regulations” means the U.S. Treasury Department tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” means a Subsidiary all of whose capital stock or other equity ownership interests (other than director’s qualifying shares, securities or interests, and/or other shares, securities or interests that are required by applicable Laws to be owned or held by other Persons) are owned by the Company or by the Parent (as the case may be) or one or more of their respective Wholly-Owned Subsidiaries.

“Yorkville” means YA II PN, Ltd and its Affiliates.

“Yorkville Agreement” means the agreement for the issuance of and subscription to notes convertible into shares and share subscription warrants dated October 2, 2018 between the Seller (as issuer) and Yorkville (as investor).

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Section 1.2     Rules of interpretation

(a)	The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(b)	References to any U.S. legal term shall, in respect of any jurisdiction other than the U.S., be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction.
(c)	The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Requirements of Law or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
(d)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context otherwise clearly requires (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed in the Seller Disclosure Schedules or Purchaser Disclosure Schedules all such amendments, modifications or supplements must also be listed in the appropriate schedule; (ii) any reference herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder; (iii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (vi) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form; (vii) the terms “day” and “days” mean and refer to calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s); (viii) “$” means U.S. dollars and (ix) “€” means Euro.
(e)	Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

ARTICLE II
PURCHASE AND SALE OF SHARES AND ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1     Purchase and Sale of the Transferred Shares and Transferred Assets

(a)	On the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells to the Purchaser the Transferred Shares and the Transferred Assets, and the Purchaser hereby purchases and accepts to acquire such Transferred Shares and Transferred Assets.
(b)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall assign (abtreten) to Purchaser the Transferred Shares and all of the Seller’s right, title and interest in, to and under the Transferred Shares and Purchaser shall accept such assignment in accordance with the German Transfer Agreement.

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(c)	The Transferred Shares and the Transferred Assets are sold by the Seller free and clear of all Liens except for Permitted Liens and together with all rights attaching to them as at Closing (including, in respect of the Transferred Shares, the right to receive profits not yet distributed or declared on or after the Closing Date).
(d)	The assignment of the Transferred Shares will be effected by the share transfer agreement substantially in the form as attached hereto as Exhibit B to be executed by Seller and the Purchaser and to be recorded by a German notary on the Closing Date (the “German Transfer Agreement”).
(e)	The assignment of the Transferred Assets will be effected by the assignment and assumption agreement substantially in the form as attached hereto as Exhibit C to be executed by Seller and the Purchaser on the Closing Date (the “Assignment and Assumption Agreement”).
(f)	For the purpose of this Section 2.1:
(i)	“Transferred Assets” means all of the assets of whatever kind and nature (including Cash) of, and Contracts entered into by, the Seller, in each case to the extent solely Related to the Business, including those listed in Section 2.1(f)(i) of the Seller Disclosure Schedules (other than the Transferred Shares and the Excluded Assets); and
(ii)	“Excluded Assets” shall have the meaning specific in Section 2.1(f)(ii) of the Seller Disclosure Schedules.

Section 2.2     Assumption of Liabilities

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause Purchaser to assume, and Purchaser shall assume, effective as of the Closing, all Liabilities of the Seller to the extent solely Related to the Business, including all Liabilities related to the Transferred Assets and Liabilities listed in Section 2.2(a) of the Seller Disclosure Schedules, but excluding the Retained Liabilities (collectively, the “Assumed Liabilities”).
(b)	Notwithstanding the preceding paragraph, the parties acknowledge and agree that all Liabilities of the Seller not solely Related to the Business, including those Liabilities listed in Section 2.2(a) of the Seller Disclosure Schedules (collectively, the “Retained Liabilities”) shall be retained and assumed by the Seller, whether before or after the Closing Date.
(c)	The assumption of the Assumed Liabilities will be effected by the Assignment and Assumption Agreement to be executed on the Closing Date.

ARTICLE III
CONSIDERATION; CLOSING

Section 3.1     Consideration

In consideration of the sale and transfer of the Transferred Shares and Transferred Assets to the Purchaser and in addition to the assumption of the Assumed Liabilities by the Purchaser, Parent agrees to transfer and deliver to the Seller solely 2,662,564 shares of Parent Common Stock, less the number of shares of Parent Common Stock the issuance of which shall be reserved by the Parent in connection with (i) the assumption of the Seller Stock Option Plan, (ii) any future issuance of shares of Parent Common Stock to recipients of awards under the Seller Phantom Stock Option Plan pursuant to the terms of Section 6.14; and (iii) the Convertible Debt Rollover pursuant to the terms of Section 6.15(b) (together, the “Consideration”).

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Section 3.2     Closing

(a)	Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) will take place at 10 a.m., New York City local time, as promptly as practicable, but in no event later than five (5) Business Days after the satisfaction (or, to the extent permitted by Law, waiver by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfilment or waiver of those conditions) set forth in ARTICLE VII, at the offices of Linklaters LLP, 1345 Avenue of the America, New York, NY 10105 or at such other place, date and time as the Seller and Parent may agree in writing. The date of the Closing is referred to as the “Closing Date.”
(b)	Notwithstanding the preceding paragraph, the parties acknowledge and agree that, in the event that in the reasonable opinion of the Seller, the distribution of all or substantially all of the Consideration to the Seller Stockholders cannot be completed before December 31, 2019, then the Closing shall occur after January 1st, 2020.
(c)	At the Closing, Seller shall deliver or cause to be delivered to Parent and Purchaser all the documents set forth in Part 1 of Exhibit D.
(d)	At the Closing, Purchaser and Parent shall deliver or cause to be delivered to Seller all the documents set forth in Part 2 of Exhibit D.

Section 3.3     Withholding

(a)	All sums payable by Parent or Purchaser pursuant to this Agreement shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by any applicable Law. If any amount is required to be deducted or withheld from any amount payable to Seller, Parent or Purchaser shall deduct and withhold such amounts.
(b)	Parent and Purchaser shall timely pay any deducted or withheld amounts over to the appropriate Governmental Authority and shall provide Seller with an original or certified copy of a receipt showing such payment. Seller shall provide any forms or certificates the Parent or the Purchaser may reasonably request in order to satisfy deduction or withholding obligations under any applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules with respect to this Agreement delivered by the Seller to Parent and Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedules”), the Seller represents and warrants to the Parent and Purchaser as follows:

Section 4.1     Organization and Qualification

(a)	Each of the Seller, the Company and each of its Subsidiaries is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of formation or organization, with all requisite entity power and authority to own, lease and operate its properties and conduct its business as currently conducted.
(b)	Each of the Seller, the Company and each of the Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned, leased or operated by it or the conduct of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and is not reasonably likely to have a Material Adverse Effect. The Seller has heretofore provided to Parent true, correct and complete copies of (i) the articles of association (Satzung) of the Company as currently in effect as well as a current excerpt from the competent German commercial register concerning the Company. The Company and each of its Subsidiaries are in compliance in all respects with their respective articles of association, bylaws or similar governing documents, true, correct, and complete copies of which as currently in effect have been provided to Parent.

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(c)	Section 4.1(c) of the Seller Disclosure Schedules sets forth the state of incorporation or organization and the foreign jurisdictions in which each such Group Company is qualified to do business.

Section 4.2     Authority

(a)	The Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Seller Stockholder Vote and the satisfaction of the conditions set forth in ARTICLE VII, to consummate the transactions contemplated hereby.
(b)	The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by the Management Board and Supervisory Board and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Seller Stockholder Vote.
(c)	This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Law of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)	The Management Board and Supervisory Board have unanimously (i) determined that this Agreement, the Transaction and the other transactions contemplated hereby are expedient and fair to, and in the best interests of the Seller and the business connected with it, its strategy, its stockholders and other stakeholders, and (ii) adopted resolutions approving this Agreement, the Transaction and the other transactions contemplated hereby, and, subject to Section 6.3, recommending to the stockholders of the Seller the adoption of a resolution approving the sale of substantially all of the Seller’s assets pursuant to, and on the terms and conditions set forth in, this Agreement (the “Seller Board Recommendation”).

Section 4.3     Consents and Approvals; No Violation

(a)	Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will, assuming that the conditions set forth in ARTICLE VII are satisfied, (i) violate or conflict with or result in any Breach of any provision of (A) the articles of association and bylaws of the Seller or (B) the respective certificates of incorporation or bylaws or other similar governing documents of any Group Company, (ii) conflict with or violate in any material respect any Laws binding upon the Seller, the Company or any of its Subsidiaries or (iii) except as set forth in Section 4.3 of the Seller Disclosure Schedules, violate or conflict with, or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, amendment, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Seller, the Company or any Group Company is a party or result in the creation of any Lien (other than a Permitted Lien) upon any properties, assets or rights of the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

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(b)	The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any material consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority.

Section 4.4     Capitalization

(a)	The share capital stock of the Company consists and as of the Closing will consist of 5,553,689 shares of Company Common Stock (or any such higher number of shares of Company Common Stock as may result from any increase of the share capital of the Company completed in compliance with the terms of this Agreement), all issued and outstanding as of the date of this Agreement and owned by Seller (the “Transferred Shares”). All of the Transferred Shares have been duly authorized and validly issued and are fully paid and are free of pre-emptive rights and the Seller is the sole owner of the Transferred Shares and not subject to any restrictions in respect of the sale or assignment of the Transferred Shares.
(b)	There are no outstanding (i) securities of the Company convertible into or exchangeable for shares or voting securities or other ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any shares, voting securities or other ownership interests in (or securities convertible into or exchangeable for shares stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any shares, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the Transferred Shares, being referred to collectively as “Company Securities”). There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of the Company. During the three (3) year period prior to the date hereof, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock or directly or indirectly, redeemed, purchased or otherwise acquired any of its own capital stock other than issuances to the Seller.
(c)	Section 4.4(c) of the Seller Disclosure Schedules lists each Subsidiary and sets forth the Company’s percentage ownership and, with respect to non-Wholly-Owned Subsidiaries, ownership type in each such Subsidiary. Each of the outstanding shares of capital stock or other securities of or interests in each such Subsidiary is duly authorized, validly issued, fully paid and the Company or one or more of its direct or indirect Wholly-Owned Subsidiaries is the record and beneficial owner of the applicable equity interests of each Subsidiary, free and clear of all Liens other than Permitted Liens.
(d)	There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

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(e)	Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any entity that is not a Subsidiary of the Company.

Section 4.5     Financial Statements

(a)	Seller has provided to Parent the audited consolidated financial statements of the Seller as at and for the periods ended December 31, 2017 and December 31, 2018 (the “Audited Financial Statements”) and the unaudited consolidated financial statements of the Seller as at and for the period ended June 30, 2019 (collectively, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are set forth in Section 4.5 of the Seller Disclosure Schedules.
(b)	The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at their respective dates.
(c)	The balance sheet of the Seller as of December 31, 2018 (the “Balance Sheet Date”) is referred to herein as the “Seller Balance Sheet”. Except as set forth in Section 4.5(c) of the Seller Disclosure Schedules, the Group Companies have no, and the Assumed Liabilities consist of no, Liabilities of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown), except Liabilities that (i) are reflected or reserved against in the Seller Balance Sheet (including the notes thereto), (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

Section 4.6     Absence of Certain Changes

From the Balance Sheet Date to the date hereof, except as set forth in Section 4.6 of the Seller Disclosure Schedules and except resulting from the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Seller and the Group Companies have conducted their business in all material respects only in the Ordinary Course of Business and, without limiting the foregoing, there has not been any:

(a)	amendment to the certificate of incorporation, by-laws or other organizational documents of the Group Companies or any outstanding Company Securities or Subsidiary Securities;
(b)	declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or Subsidiary Securities, or any repurchase or redemption by the Group Companies of any Company Securities or Subsidiary Securities; or
(c)	sale, lease, transfer, or assignment of any asset, other than inventory in the Ordinary Course of Business or any distributions of any assets (Cash or otherwise) of the Business;
(d)	incurrence of any Liabilities, except current Liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts entered into in the Ordinary Course of Business;

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(e)	mortgage, pledge or imposition of any Lien on any of its properties or assets (including the Transferred Assets);
(f)	issuance, creation, incurrence, or assumption of any Indebtedness (other than between the Seller and its Wholly-Owned Subsidiaries or between Wholly-Owned Subsidiaries of the Seller);
(g)	loan to, or entry into any other similar transaction with, any of its directors, officers, or employees;
(h)	sale, assignment, or transfer of any Intellectual Property to any Person;
(i)	entry into any material transaction or otherwise taking any material action or omission to take any material action, other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement and the consummation of the Transaction;
(j)	occurrence of any Material Adverse Effect with respect to the Company; or
(k)	agreement or commitment to do any of the foregoing.

Section 4.7     Material Contracts

(a)	Except as set forth in Section 4.7(a) of the Seller Disclosure Schedules, as of the date hereof, neither the Seller (in respect of Transferred Assets only) nor any Group Company is bound by or a party to any:
(i)	Contract relating to Indebtedness that is (1) in excess of $100,000, (2) with or from any officer, director or employee of any Group Company, or (3) entered into other than in the Ordinary Course of Business;
(ii)	joint venture, partnership, limited liability company or other similar Contract that is material to the Group Companies, taken as a whole;
(iii)	Contract (or series of related Contracts) relating to the acquisition, disposition or lease of any Person, business or material real property or other material assets (whether by merger, sale of stock, sale of assets or otherwise), other than sales of inventory in the Ordinary Course of Business, that would be material to the Group Companies, taken as a whole;
(iv)	sales or distribution Contract (or series of related Contracts) involving the supply of goods or services, the aggregate sales value of which (exclusive of VAT) represents more than 25 percent of the turnover of the Group Companies (exclusive of VAT) for the preceding financial year;
(v)	Contract (or series of related Contracts) relating to the purchase by the Group Companies of any products or services involving total expenditure in excess of $50,000, other than any Contract executed in the Ordinary Course of Business or Contract that is cancellable by Seller or the Group Companies without penalty on less than 90 days’ notice;
(vi)	Contract that contains any right of first refusal, non-compete or exclusivity provisions or otherwise that materially limits the type of business or geographic regions in which any Group Company may engage in business;
(vii)	Contract primarily for the indemnification by a Group Company of any Person;
(viii)	Contract between any of the Seller or the Group Companies, on the one hand, and any of their Affiliates (other than any other Group Company), on the other hand;
(ix)	Any Contracts being assigned to Purchaser by the Seller; or

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(x)	Contract that is material to the operation of the Business and not previously disclosed pursuant to this Section 4.7.
(b)	Each Contract set forth in Section 4.7(a) of the Seller Disclosure Schedules (each, a “Company Material Contract”) is in full force and effect and none of the Seller or the Group Companies or, to the Seller’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the Seller or the applicable Group Company, or to Seller’s Knowledge, any other party thereto under any such Company Material Contract, or would permit modification, acceleration, or termination of any such Company Material Contract or the creation of a Lien on any assets of any Group Company or on the Transferred Assets. None of the Seller or the Group Companies has provided or received from any third party any written notice of any intention to terminate or modify any such Company Material Contract. Seller has made available to Parent a true, correct, and complete copy of each written Company Material Contract together with all amendments, exhibits, attachments, waivers or other changes thereto.
(c)	For the avoidance of doubt, this Section 4.7 does not address real estate leases, Intellectual Property licenses, governmental permits, collective bargaining agreements, Group Companies Benefit Plans or insurance matters, which are addressed solely by Section 4.8 (Real Property), Section 4.9 (Intellectual Property), Section 4.11 (Compliance with Laws; Permits), Section 4.13 (Employees; Labor Matters), Section 4.14 (Employee Benefit Plans and Related Matters; ERISA) and Section 4.16 (Insurance), respectively.

Section 4.8     Real Property

(a)	Neither Seller nor any Group Company owns any real property as of the date hereof. There are no outstanding options or rights of first refusal to purchase any real property.
(b)	Section 4.8(b) of the Seller Disclosure Schedules sets forth all of the real property leased by the Group Companies as of the date hereof (the “Company Leases”, and together with all interests leased pursuant to the Leases, the “Company Leased Real Property”). None of the Group Companies is a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.
(c)	Each Company Lease is in full force and effect and none of the Group Companies or, to the Seller’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the applicable Group Company, or to Seller’s Knowledge, any other party thereto, under any such Company Lease, or would permit modification, acceleration, or termination of any such Company Lease. None of the Group Companies has provided any written notice of any intention to terminate or modify any such Company Lease. Seller has made available to Parent a true, correct, and complete copy of each written Company Lease together with all amendments, exhibits, attachments, waivers or other changes thereto.
(d)	For the avoidance of doubt, this Section 4.8 does not address Intellectual Property, compliance with Laws, environmental matters or insurance matters, which are addressed solely by Section 4.9 (Intellectual Property), Section 4.12 (Environmental Matters) and Section 4.16 (Insurance), respectively.

Section 4.9     Intellectual Property

(a)	Section 4.9(a) of the Seller Disclosure Schedules sets forth a true, correct, and complete list of all Intellectual Property owned by the Group Companies as of the date hereof that is registered or subject to an application for registration, other than trade secrets, domain names as well as any material unregistered trademarks or trade names. With respect to trade secrets the Group Companies have taken all required measures to protect them in accordance with the applicable laws. No Intellectual Property Related to the Business is registered in the name of or owned by the Seller.

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(b)	Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, each patent, design and trademark set forth in Section 4.9(a) of the Seller Disclosure Schedules is registered and recorded in the name of the applicable Group Company, is in full, has been duly applied for and registered in accordance with applicable Law and has not been and is not involved in any opposition, cancellation or interference or similar proceeding. All required filings and fees related to the Intellectual Property set forth on Section 4.9(a) of the Seller Disclosure Schedules have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and are otherwise in good standing.
(c)	Section 4.9(c) of the Seller Disclosure Schedules sets forth a true, correct, and complete list of all material licenses to which the Group Companies is a party that relate to Intellectual Property, other than non-exclusive licenses of generally commercially available “off the shelf” software (collectively, the “Company IP Contracts”), including: (i) licenses of Intellectual Property to any of the Group Companies by any other Person; (ii) licenses of Intellectual Property to any other Person by any of the Group Companies; (iii) agreements otherwise granting or restricting the right to use Intellectual Property; and (iv) agreements transferring, assigning or indemnifying any person with respect to Intellectual Property that is required to conduct the Business as currently conducted on the date of this Agreement. Each Company IP Contract is in full force and effect and none of the Group Companies or, to the Seller’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the applicable Group Company, or to Seller’s Knowledge, any other party thereto under any such Company IP Contract, or would permit modification, acceleration, or termination of any such Company IP Contract. None of the Group Companies has provided any written notice of any intention to terminate or modify any such Company IP Contract. Seller has made available to Parent a true, correct, and complete copy of each written Company IP Contract together with all amendments, exhibits, attachments, waivers or other changes thereto.
(d)	To the Seller’s Knowledge, the Intellectual Property currently owned, licensed or used by the Group Companies or included within the Transferred Assets, and the conduct of the Business as currently and formerly conducted by the Seller and the Group Companies, does not and do not infringe, violate or misappropriate the Intellectual Property, privacy rights, or proprietary rights of any Person. Neither the Seller nor any Group Company has received any communication or notice, and no Proceeding has been instituted, settled or, to the Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation or otherwise contesting any Group Company’s rights in or to such Intellectual Property, and none of such Intellectual Property are subject to any outstanding Order. To the Seller’s Knowledge, neither the Seller (in respect of Transferred Assets only) nor any Group Company has any Liability and there is no basis for any Proceeding against the Seller or any such Group Company that could give rise to any Liability arising out of any infringement of the Intellectual Property of any other Person.
(e)	The Intellectual Property owned and licensed by the Group Companies and included within the Transferred Assets constitute all of the Intellectual Property used by the Group Companies and the Seller for the conduct of the Business as conducted during the one (1) year prior to the date hereof.
(f)	Except as set forth in Section 4.9(f) of the Seller Disclosure Schedule, all Intellectual Property which has been created by employees, officers, consultants and service providers of a Group Company within the scope of their employment or engagement by the Group Company was assigned to the Group Company and, all such employees, officers, consultants and services providers have executed agreements to expressly assign all rights, title and interest in such Intellectual Property to the Group Company. Without limiting the generality of the foregoing, the respective Group Company has entered into binding, written agreements with every current and former employee and officer of the Seller or a Group Company, and every current and former independent contractor or consultant, whereby such employees, officers and independent contractors and consultants (a) assign to the applicable Group Company any ownership interest and right they may have in such Intellectual Property, and (b) acknowledge the respective Group Company’s exclusive ownership of all such Intellectual Property and, to the extent permitted by Law, waiving all rights (including right to receive royalties or other payments) in connection therewith. The Seller has provided Parent with true, correct and complete copies of all such agreements. The Seller or a Group Company has satisfied all due and payable compensation claims of every current and former employees, officers and independent contractors and consultants with respect to all Intellectual Property which has been created by such employees, officers, consultants and independent contractors.

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(g)	The Seller and the Group Companies are in compliance, in all material respects, with all legal requirements applicable to the Intellectual Property owned or licensed by the Group Companies or included within the Transferred Assets.

Section 4.10   Litigation

(a)	Except as set forth in Section 4.10(a) of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against or relating to: (i) the Company or any of its Subsidiaries; (ii) the Seller relating to the Transferred Assets or the Assumed Liabilities; or (iii) relating to the transactions contemplated hereby.
(b)	For the avoidance of doubt, this Section 4.10 does not address Intellectual Property or Tax-related litigation, which are addressed solely by Section 4.9 (Intellectual Property) and Section 4.15 (Taxes), respectively.

Section 4.11   Compliance with Laws; Permits

(a)	Except as set forth in Section 4.11(a) of the Seller Disclosure Schedules, the Seller and the Group Companies are in compliance with all applicable Laws, except where the failure to be in compliance would reasonably be expected not to have a Material Adverse Effect. To the Seller’s Knowledge, the Seller and the Group Companies are not under investigation with respect to, and have not been given written notice of, any violation of any applicable Law.
(b)	Except as set forth in Section 4.11(b) of the Seller Disclosure Schedules, to the Seller’s Knowledge, the Group Companies own, hold or possess adequate rights to use all Permits required to conduct the Business as currently conducted other than such Permits the absence of which would reasonably be expected not to have a Material Adverse Effect. To the Seller’s Knowledge, there has occurred no material violation of, suspension, reconsideration, imposition of penalties or fines or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit that is currently in effect, in each case to the extent uncured or otherwise unresolved, other than an expiration of a Permit in the Ordinary Course of Business.
(c)	For the avoidance of doubt, this Section 4.11 does not address matters subject to legal proceedings, environmental matters, employee and labor matters, employee benefits matters or Tax matters, which are addressed solely by Section 4.10 (Litigation), Section 4.12 (Environmental Matters), Section 4.13 (Employees; Labor Matters), Section 4.14 (Employee Benefit Plans and Related Matters; ERISA) and Section 4.15 (Taxes) respectively.

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Section 4.12   Environmental Matters

(a)	Except as set forth in Section 4.12(a) of the Seller Disclosure Schedules:
(i)	since January 1, 2016, each of the Group Companies has, in material respects, been in compliance with all applicable Environmental Laws and has obtained and is, in all material respects, in compliance with all applicable Permits and, to the Seller’s Knowledge, no written notice of violation has been received by the Group Companies relating to or arising out of any Environmental Law, other than matters that have been resolved or that are no longer outstanding;
(ii)	none of the Group Companies has entered into any agreement with any Governmental Authority which has not been fully completed and pursuant to which it has agreed to remediate any condition resulting from the release of Hazardous Materials; and
(iii)	except as set forth in Section 4.12(a)(iii) of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against or relating to the Company or any of its Subsidiaries relating to Environmental Laws.
(b)	Notwithstanding any representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 4.12.

Section 4.13   Employees; Labor Matters

(a)	Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, none of the Group Companies is a party to or bound by any collective agreements, including collective bargaining agreements (Tarifverträge), works council agreements (Betriebsvereinbarungen) and other agreements with any employee representative body, nor does any of the Group Companies have any labor representation (Betrienbsrat). The Seller has not established and is not required to establish a works council (ondernemingsraad) or another body or delegation representing (the interests of) the employees of the Seller or the Group Companies, within the meaning of the Dutch Works Council Act (Wet op de ondernemingsraden) or the Dutch European Works Council Act (Wet op de Europese ondernemingsraden) that has authority to render advice regarding the Transaction.
(b)	Section 4.13(b) of the Seller Disclosure Schedules lays out which, if any, labor unions and other employee representative bodies represent or, to the Seller’s Knowledge, purport or attempt to represent any Group Employees. There has not occurred after January 1, 2016, or, to the Seller’s Knowledge, been threatened, any material industrial action such as strike or other similar labor activity with an impact on any the Group Companies. There are no material pending or, to the Seller’s Knowledge, threatened, grievances or labor disputes, including any Proceeding, with respect to any Group Employee or ex-employees or ex-officers of the Group Companies. To the Seller’s Knowledge, none of the Group Companies have engaged in any unfair labor practices that would reasonably be expected, individually or in the aggregate, directly or indirectly, to result in a material liability to the Group Companies. Any and all information or consultation obligations towards the Group Employees or their representatives have been complied with.
(c)	To the Seller’s Knowledge and to the extent applicable, the Group Companies are in material compliance with all Laws applicable to the Business with respect to the Group Employees and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, collective agreements and arrangements and payroll taxes.

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(d)	None of Seller or the Group Companies are in receipt of a written complaint, demand letter or charge issued by any government agency that alleges a material violation by the Group Companies of any applicable labor and employment Law, including but not limited to working time, remuneration, classification of contractors as employees, labor relations, occupational health and safety or payroll taxes with respect to the Group Employees. None of the Group Companies have: (i) engaged in any plant closing, work force reduction or other action that has resulted or could reasonably be expected to result in material, outstanding liability under applicable Law with respect to the employees; or (ii) been issued any notice that any such action is to occur in the future with respect to the employees. As of the date hereof, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against or relating to any of the Group Companies with respect to the Group Employees and their own policies respecting employment and employment practices, terms and conditions of employment, working time and remuneration, classification of contractors as employees, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes with respect to the employees.
(e)	The Seller has no employees. Section 4.13(e) of the Seller Disclosure Schedules contains for each Group Company a true, correct, and complete list of all Group Employees, setting forth in respect of each Group Employee, the identification of the employing entity, the position of the Group Employee, the amount of such Group Employee’s annual salary, social security contributions and maximum performance bonus, and whether such Group Employee is employed on a full-time basis or not. Further, it contains for each Group Company a true, correct, complete and staff breakdown and FTE of all Group Employees, indicating category of employee. No Group Employee is entitled to any termination right or payment as a result of this Agreement. None of the Group Companies engages individuals other than Group Employees.
(f)	There are no pending, or to Seller’s Knowledge, threatened, Proceedings involving the Seller or any of the Group Companies under any Laws relating to or arising out of the employment or service of any employee or deemed employee of any Group Company or the Seller, with respect to deemed employees.

Section 4.14   Employee Benefit Plans and Related Matters; ERISA

(a)	Section 4.14(a) of the Seller Disclosure Schedules sets forth a complete, separate and correct list of the Group Companies Benefit Plans applicable to all Group Employees, ex-employees, officers and ex-officers of the Group Companies, indicating for each whether of a defined benefit or defined contribution nature and how it is funded. Neither Seller nor any of the Group Companies has or maintains any Multiemployer Plans. With respect to each Group Companies Benefit Plan, Seller has provided or made available to Parent, copies of each of the Group Companies Benefit Plans and their amendments, to the extent applicable: (i) the most recent annual reports and accompanying schedules; (ii) the most recent actuarial reports (Form 5500 Series or equivalent) and accompanying schedules; (iii) the current summary plan description, together with any summary of material modifications relating thereto; (iv) the most recent annual financial report; and (v) the most recent determination letter from the IRS.
(b)	With respect to the Group Companies Benefit Plans:
(i)	to the Seller’s Knowledge, except as would not have a Material Adverse Effect: (A) the Group Companies Benefit Plans have at all times complied in all material respects in accordance with all Laws, regulations and requirements applicable to each of the Group Companies Benefit Plans; (B) to the extent they have been funded externally, all contributions to any external funding vehicle required to be made to any Group Companies Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Group Companies Benefit Plan, for any period through the date hereof have at all times been made in accordance with the provisions of the relevant Group Company Benefit Plan and those contributions falling due for payment until the Closing Date will have been made at that date; and (C) the total amount of the obligations in respect to employees as of the Balance Sheet Date which are not externally funded has been reported in the actuarial reports provided pursuant to Section 4.14(a);

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(ii)	there are no pension rights or expectancies, vested or unvested, whether based on individual promise, plan, shop agreement or company practice, which are not externally funded, that have not been reflected in the actuarial reports;
(iii)	to the Seller’s Knowledge none of the amounts payable by the Group Companies under any of the Group Companies Benefit Plans applicable in the U.S. on account of the transactions contemplated under this Agreement shall fail to be deductible by reason of Section 280G of the Code; and
(iv)	none of the Group Companies Benefit Plans applicable in the U.S. provides for post-retirement welfare benefits coverage, except for: (aa) health continuation coverage as required by applicable Law, including section 4980B of the Code or Title I of ERISA; (bb) coverage through the last day of the calendar month in which the retirement date occurs; (cc) the credit balance of any health savings or medical reimbursement accounts; and (dd) rights of beneficiaries to receive the remainder of a participant’s benefits upon the participant’s death.
(c)	There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or relating to any of the Group Companies with respect to the Group Companies Benefit Plans, other than routine claims for benefits in the Ordinary Course of Business.

Section 4.15   Taxes

(a)        Except as set forth in Section 4.15 of the Seller Disclosure Schedules:

(i)	Each of the Group Companies, as well as the Seller’s German permanent establishment (the “Relevant Tax Entities” or as the case may be “Relevant Tax Entity”) has timely filed (taking into account any applicable extensions) all income and all other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects. All Taxes due and payable by each Relevant Tax Entity have been timely and fully paid.
(ii)	To the Seller’s Knowledge, there is no audit, examination or other Proceeding involving any Taxes with respect to any of the Relevant Tax Entities that is currently in progress or has been notified in writing.
(iii)	There are no Liens for Taxes against any of the Relevant Tax Entities’ assets, other than Permitted Liens.
(iv)	None of the Relevant Tax Entities have executed or filed with any Tax Authority any agreement extending the period for assessment or collection of any material income Taxes.
(v)	The most recent Audited Financial Statements reflect an adequate accrual or reserve for all material Taxes incurred but not yet due and payable by the Group Companies through the date of such Audited Financial Statements, and the unpaid Taxes of the Group Companies for all tax periods commencing after the date of such Audited Financial Statements have been properly accrued on the books and records of the Group Companies.

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(vi)	No written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may by subject to taxation by that jurisdiction.
(vii)	Each of the Group Companies has timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all material Taxes required to be paid or withheld.
(viii)	There are no Tax indemnity, Tax sharing, Tax allocation or similar agreements in effect as between the Company and any of its Subsidiaries, on the one hand, and any other party, on the other hand, under which the Company could be liable for any material Taxes of any third party (other than commercial business agreements, the principal purpose of which is not the allocation of Taxes).
(b)	he Seller and the Relevant Tax Entities have complied, in all material respects, with all Laws applicable to Taxes. There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or relating to any of the Relevant Tax Entities with respect to Taxes. All Tax-related documents (including electronically stored data) which are, under the Laws applicable to any Tax Relevant Entity in its jurisdiction of residence, required to be available at the respective Tax Relevant Entity, including but not limited to all transfer pricing and related parties’ transaction documentation, are available at the respective Tax Relevant Entity in a manner as required under all applicable Laws.
(c)	The representations and warranties set forth in this Section 4.15 constitute the exclusive representations and warranties of Seller with respect to Taxes and Tax matters and no other representation or warranty contained in this Agreement shall be construed to address any Taxes or any Tax matters.

Section 4.16   Insurance

Section 4.16 of the Seller Disclosure Schedules sets forth all material insurance policies maintained by the Group Companies or the Seller with regard to the Business or the Transferred Assets or the Assumed Liabilities. All such policies are in full force and effect; true, correct, and complete copies of which have been provided to Parent. All premiums relating to such policies have been timely paid. Neither the Seller nor any of the Group Companies is in Breach, and neither the Seller nor any of the Group Companies has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a Breach, or permit termination or modification of, any of such policies. There is no pending claim by the Seller or any of the Group Companies under any of such policies as to which coverage has been denied by the underwriters of such policies.

Section 4.17   Sufficiency of Assets

(a)	The Seller holds good and marketable title to, or valid leasehold interests in or valid rights under Contracts to use, free and clear of all Liens (other than Permitted Liens), the Transferred Assets.
(b)	The Group Companies hold good and marketable title to, or valid leasehold interests in or valid rights under Contracts to use, free and clear of all Liens (other than Permitted Liens) all tangible property and assets held by any of them.
(c)	The assets of the Group Companies and the Transferred Assets are, as of the date hereof, and will be, on the Closing Date: (i) all of the assets used in the conduct of the Business as currently conducted, (ii) sufficient in all material respects for the Company and its Subsidiaries to carry on the Business as currently conducted (except in respect of any Excluded Asset), and (iii) in good repair and in working order, except for ordinary wear and tear.

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Section 4.18   Fairness Opinion

Seller has received the written opinion of the Seller’s Financial Advisor, dated as of a date reasonably proximate to the date hereof, to the effect that, as of such date, and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Consideration to be received by the Company pursuant to this Agreement is fair to the Seller, from a financial point of view (the “Seller Fairness Opinion”); it being agreed that neither Parent (nor any of its Affiliates) shall be entitled to rely on the Seller Fairness Opinion.

Section 4.19   Brokers

No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, other than the Seller’s Financial Advisor, whose fees and expenses shall be paid by the Seller. The fee provisions of the Seller’s agreement with the Seller’s Financial Advisor relating to the transactions contemplated by this Agreement have previously been disclosed to the Parent.

Section 4.20   Disclosure Documents

(a)	The information supplied by the Seller in writing for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in connection with the Transaction will be registered with the SEC (the “Form S-4 Registration Statement”) shall not, at the time the Form S-4 Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)	The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included or incorporated by reference in the Form S-4 Registration Statement or any amendment or supplement thereto based upon information furnished by Parent or any of its Representatives in writing specifically for use or incorporation by reference therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the disclosure schedules delivered by Parent and Purchaser to the Seller with respect to this Agreement on the date hereof (the “Purchaser Disclosure Schedules”), Parent and Purchaser jointly and severally represent and warrant to the Seller as follows:

Section 5.1     Organization and Qualification; Certificate of Incorporation; Bylaws

(a)	Each of Purchaser and Parent is a duly organized and validly existing organization in good standing under the Laws of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each of Purchaser and Parent is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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(b)	True, correct and complete copies of the certificate of incorporation, bylaws or other organizational documents, each as amended to date, of each of Purchaser and Parent have been provided to the Seller. Each such certificate of incorporation, bylaws or other organizational document is in full force and effect. Each of Purchaser and Parent is in compliance in all respects with its respective certificate of incorporation and bylaws (or similar governing documents).
(c)	Purchaser was formed by Parent solely for the purpose of effecting the Transaction and has not engaged in any business activities or conducted any operations other than in connection with the Transaction.

Section 5.2     Authority

(a)	Each of Purchaser and Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Vote and the satisfaction of the conditions set forth in ARTICLE VII, to consummate the transactions contemplated hereby.
(b)	The execution and delivery of this Agreement by Purchaser and Parent, and the consummation by Purchaser and Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of Purchaser or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Vote.
(c)	This Agreement has been duly and validly executed and delivered by each of Purchaser and Parent, and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against each of Purchaser and Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Law of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)	The Board of Directors has unanimously (i) determined that this Agreement, the Transaction and the other transactions contemplated hereby are expedient and fair to, and in the best interests of, the Parent and its stockholders, and (ii) adopted resolutions approving this Agreement, the Transaction and the other transactions contemplated hereby, and, subject to Section 6.3, recommending to the stockholders of Parent the adoption of a resolution approving the purchase of the Transferred Shares and of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to, and on the terms and conditions set forth in, this Agreement (the “Parent Board Recommendation”).

Section 5.3     Consents and Approvals; No Violation

(a)	Neither the execution and delivery of this Agreement by Purchaser or Parent nor the consummation of the transactions contemplated hereby will, assuming that the conditions set forth in ARTICLE VII are satisfied, (i) violate or conflict with or result in any Breach of any provision of the respective organizational documents of Purchaser or Parent, (ii) assuming all consents, approvals and authorizations contemplated in subsection (b) below have been obtained and are effective and all filings described in such clause have been made, conflict with or violate any Requirements of Law binding upon the Purchaser or Parent or any of their respective assets or properties, or (iii) violate or conflict with or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Purchaser or Parent is a party or result in the creation of any Lien (other than a Permitted Lien) upon any properties, assets or rights of the Purchaser Entities, except as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

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(b)	The execution, delivery and performance of this Agreement by Purchaser and Parent and the consummation of the transactions contemplated hereby by Purchaser and Parent do not and will not require any material consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority, except the filing of the Form S-4 Registration Statement and any other filings required under the Exchange Act with the SEC.

Section 5.4     Capitalization

(a)	The authorized capital stock of Parent consists of 882,286 shares of Parent Common Stock, all of which are duly authorized, validly issued, fully paid, and nonassessable. In addition, as of the date hereof, there are (i) outstanding options to purchase an aggregate of 10,425 shares of Parent Common Stock, (ii) outstanding warrants to purchase an aggregate of 175,965 shares of Parent Common Stock, (iii) 16,813 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding restricted stock units, and (vi) no shares of Parent Common Stock held in the treasury of Parent (collectively, the “Parent Securities”).
(b)	Except as set forth in Section 5.4(b) of the Purchaser Disclosure Schedule or otherwise disclosed in the Parent SEC Documents, as of the date hereof, there are no options, stock appreciation rights, warrants, restricted stock units, or other rights, Contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries.
(c)	Each outstanding share of capital stock of each Subsidiary of Parent (including, for the avoidance of doubt, Purchaser) is duly authorized, validly issued, fully paid, and nonassessable and each such share is owned by Parent or one of its Subsidiaries and is free and clear of all Liens (provided that each outstanding share of capital stock of Purchaser is owned exclusively by Parent). None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Requirements of Law.

Section 5.5     Parent SEC Documents

(a)	Parent has on a timely basis filed all forms, reports, schedules, statements, financial statements and other documents required to be filed by it with the SEC since January 1, 2016 (together with all information incorporated therein by reference, the “Parent SEC Documents”). No Subsidiary of Parent is, or since January 1, 2016 has been, required to file any form, report, registration statement, or other document with the SEC.
(b)	Each of the Parent SEC Documents (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes Oxley Act, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comments letters received from the SEC staff with respect to the Parent SEC Documents. The Parent has not received written notice that any of the Parent SEC Documents are the subject of ongoing SEC review.

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Section 5.6     Financial Statements

(a)	Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents complied in all material respects with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP (except in the case of unaudited statements or pro forma statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents, or will fairly present, the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity, and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Documents since Parent’s most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report) and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material).
(b)	The Parent has heretofore made available to the Seller a complete and correct copy of all amendments or modifications to the Parent SEC Documents (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC.
(c)	The audited balance sheet of Parent dated as of the Balance Sheet Date contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet”. Except as set forth in Section 5.6(c) of the Purchaser Disclosure Schedules, the Purchaser Entities (other than the Purchaser) have no Liabilities of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown), except Liabilities that (i) are reflected or reserved against in the Parent Balance Sheet (including the notes thereto), (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business, or (iii) are incurred in connection with the transactions contemplated by this Agreement.
(d)	The Purchaser has no Liabilities of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown), except Liabilities incurred in connection with the Transaction.

Section 5.7     Internal Controls

(a)	The Parent maintains internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) in compliance with the requirements of the Exchange Act. The Parent’s internal control over financial reporting is a process designed by the Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established. Since the end of the Parent’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Parent’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information, and (ii) no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent’s internal control over financial reporting.

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(b)	The Parent maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) consisting of controls and other procedures designed to ensure that information the Parent is required to disclose in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and that such information is accumulated and communicated to management, including the Parent’s chief executive officer and chief financial officer. Each of the principal executive officer and principal financial officer of the Parent have made all certifications required by the Sarbanes-Oxley Act and the NASDAQ, and the statements made in each such certification are complete and correct; the Parent, its Subsidiaries and its directors and officers are each in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c)	Except as set forth on Section 5.7(c) of the Purchaser Disclosure Schedules, Parent is, and since January 1, 2016 has been, in compliance with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 5.8     Absence of Certain Changes

From the Balance Sheet Date to the date hereof, except as set forth in Section 5.8 of the Purchaser Disclosure Schedules or disclosed in the Parent SEC Documents, and except resulting from the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser Entities have conducted their business in all material respects only in the Ordinary Course of Business and, without limiting the foregoing, there has not been any:

(a)	amendment to the certificate of incorporation or by-laws of the Purchaser Entities or any outstanding Parent Securities;
(b)	declaration, setting aside or payment of any dividend or other distribution with respect to any Parent Securities, or any repurchase or redemption by the Parent or its Subsidiaries of any Parent Securities; or
(c)	sale, lease, transfer, or assignment of any asset, other than inventory in the Ordinary Course of Business or any distributions of any assets (Cash or otherwise);
(d)	incurrence of any Liabilities, except current Liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts entered into in the Ordinary Course of Business;
(e)	mortgage, pledge or imposition of any Lien on any of its properties or assets (including the Transferred Assets);
(f)	issuance, creation, incurrence, or assumption of any Indebtedness (other between the Parent and its Wholly-Owned Subsidiaries or between Wholly-Owned Subsidiaries of the Parent);
(g)	loan to, or entry into any other similar transaction with, any of its directors, officers, or employees;
(h)	sale, assignment, or transfer of any Intellectual Property to any Person;
(i)	entry into any material transaction or otherwise taking any material action or omission to take any material action, other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement and the consummation of the Transaction;
(j)	occurrence of any Material Adverse Effect with respect to the Parent; or
(k)	agreement or commitment to do any of the foregoing.

Section 5.9     Material Contracts

(a)	Except as set forth in Section 5.9(a) of the Purchaser Disclosure Schedules or disclosed in the Parent SEC Documents, as of the date hereof, no Purchaser Entity is bound by or a party to any:
(i)	Contract relating to Indebtedness that is (1) in excess of $100,000, (2) with or from any officer, director or employee of any Purchaser Entity, or (3) entered into other than in the Ordinary Course of Business;

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(ii)	joint venture, partnership, limited liability company or other similar Contract that is material to the Purchaser Entities, taken as a whole;
(iii)	Contract (or series of related Contracts) relating to the acquisition, disposition or lease of any Person, business or material real property or other material assets (whether by merger, sale of stock, sale of assets or otherwise), other than sales of inventory in the Ordinary Course of Business, that would be material to the Purchaser Entities, taken as a whole;
(iv)	sales or distribution Contract (or series of related Contracts) involving the supply of goods or services, the aggregate sales value of which (exclusive of VAT) represents more than 25 percent of the turnover of the Purchaser Entities (exclusive of VAT) for the preceding financial year;
(v)	Contract (or series of related Contracts) relating to the purchase by the Purchaser Entities of any products or services involving total expenditure in excess of $50,000, other than any Contract executed in the Ordinary Course of Business that is cancellable by any Purchaser Entity without penalty on less than 90 days’ notice;
(vi)	Contract that contains any right of first refusal, non-compete or exclusivity provisions or otherwise that materially limits the type of business or geographic regions in which the Parent may engage in business;
(vii)	Contracts primarily for the indemnification by a Purchaser Entity of any Person;
(viii)	Contract between any of the Purchaser Entities, on the one hand, and any of their Affiliates (other than any other Purchaser Entity), on the other hand; or
(ix)	Contract that is material to the operation of the business conducted by the Purchaser Entities and not previously disclosed pursuant to this Section 5.9.
(b)	Each Contract set forth in Section 5.9(a) of the Purchaser Disclosure Schedules (each, a “Parent Material Contract”) is in full force and effect and none of the Purchaser Entities or, to the Parent’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the applicable Purchaser Entity, or to Parent’s Knowledge, any other party thereto under any such Parent Material Contract, or would permit modification, acceleration, or termination of any such Parent Material Contract or the creation of a Lien on any assets of any Purchaser Entity. None of the Purchaser Entities has provided or received from any third party any written notice of any intention to terminate or modify, any such Parent Material Contract. Parent has made available to Seller a true, correct, and complete copy of each written Parent Material Contract (including by access to the Parent SEC Documents) together with all amendments, exhibits, attachments, waivers or other changes thereto.
(c)	For the avoidance of doubt, this Section 5.9 does not address real estate leases, Intellectual Property licenses, governmental permits, collective bargaining agreements, Purchaser Entities Benefit Plans or insurance policies, which are addressed solely by Section 5.10 (Real Property), Section 5.11 (Intellectual Property), Section 5.15 (Compliance with Laws; Permits), Section 5.16 (Employees; Labor Matters), Section 5.16 (Employee Benefit Plans and Related Matters; ERISA), and Section 5.18 (Insurance), respectively.

Section 5.10   Real Property

(a)	None of the Purchaser Entities owns any real property. There are no outstanding options or rights of first refusal to purchase any real property.

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(b)	Section 5.10(b) of the Purchaser Disclosure Schedules sets forth all of the real property leased by the Purchaser Entities as of the date hereof (the “Parent Leases”, and together with all interests leased pursuant to the Leases, the “Parent Leased Real Property”). None of the Purchaser Entities is a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Parent Leased Real Property.
(c)	Each Parent Lease is in full force and effect and none of the Purchaser Entities or, to the Parent’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the applicable Purchaser Entity, or to Parent’s Knowledge, any other party thereto, under any such Parent Lease, or would permit modification, acceleration, or termination of any such Parent Lease. None of the Purchaser Entities has provided any written notice of any intention to terminate or modify any such Parent Lease. Parent has made available to Seller a true, correct, and complete copy of each written Parent Lease together with all amendments, exhibits, attachments, waivers or other changes thereto.
(d)	For the avoidance of doubt, this Section 5.10 does not address Intellectual Property, compliance with Laws, environmental matters or insurance matters, which are addressed solely by Section 5.11 (Intellectual Property), Section 5.13 (Compliance with Laws; Permits), Section 5.14 (Environmental Matters) and Section 5.18 (Insurance), respectively.

Section 5.11   Intellectual Property

(a)	Section 5.11(a) of the Purchaser Disclosure Schedules sets forth a true, correct, and complete list of all Intellectual Property owned by the Purchaser Entities as of the date hereof that is registered or subject to an application for registration, other than trade secrets, as well as any material unregistered trademarks or trade names.
(b)	Except as set forth in Section 5.11(b) of the Purchaser Disclosure Schedules, each patent set forth Section 5.11(a) of the Purchaser Disclosure Schedules is registered and recorded in the name of the applicable Purchaser Entity, is in full, has been duly applied for and registered in accordance with applicable Law and has not been and is not involved in any opposition, cancellation or interference or similar proceeding. All required filings and fees related to the Intellectual Property set forth on Section 5.11(a) of the Purchaser Disclosure Schedules have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and are otherwise in good standing.
(c)	Section 5.11(c) of the Purchaser Disclosure Schedules sets forth a true, correct, and complete list of all material licenses to which the Purchaser Entities is a party that relate to Intellectual Property, other than non-exclusive licenses of generally commercially available “off the shelf” software (collectively, the “Parent IP Contracts”), including: (i) licenses of Intellectual Property to any of the Purchaser Entities by any other Person; (ii) licenses of Intellectual Property to any other Person by any of the Purchaser Entities; (iii) agreements otherwise granting or restricting the right to use Intellectual Property; and (iv) agreements transferring, assigning or indemnifying any person with respect to Intellectual Property that is required to conduct their business as currently conducted on the date of this Agreement. Each Parent IP Contract is in full force and effect and none of the Purchaser Entities or, to the Parent’s Knowledge, any other party thereto, is in default or Breach in any material respect under the terms of, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Breach by the applicable Purchaser Entity, or to Parent’s Knowledge, any other party thereto under any such Parent IP Contract, or would permit modification, acceleration, or termination of any such Parent IP Contract. None of the Purchaser Entities has provided any written notice of any intention to terminate or modify any such Parent IP Contract. Purchaser has made available to Seller a true, correct, and complete copy of each written Parent IP Contract together with all amendments, exhibits, attachments, waivers or other changes thereto.

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(d)	To the Parent’s Knowledge, the Intellectual Property currently owned, licensed or used by the Purchaser Entities does not and do not infringe, violate or misappropriate the Intellectual Property, privacy rights, or proprietary rights of any Person. None of the Purchaser Entities has received any communication or notice, and no Proceeding has been instituted, settled or, to the Parent’s Knowledge, threatened that alleges any such infringement, violation or misappropriation or otherwise contesting any Purchaser Entity’s rights in or to such Intellectual Property, and none of such Intellectual Property are subject to any outstanding Order. To the Parent’s Knowledge, no Purchaser Entity has any Liability and there is no basis for any Proceeding against any such Purchaser Entity that could give rise to any Liability arising out of any infringement of the Intellectual Property of any other Person.
(e)	All Intellectual Property which has been created by employees, officers, consultants and service providers of the Purchaser Entities within the scope of their employment or engagement by the Purchaser Entities was assigned to the Purchaser Entities and, all such employees, officers, consultants and services providers have executed agreements to expressly assign all rights, title and interest in such Intellectual Property to the applicable Purchaser Entity. Without limiting the generality of the foregoing, the Purchaser or the respective Purchaser Entity has entered into binding, written agreements with every current and former employee of the Purchaser Entities, and every current and former independent contractor or consultant, whereby such employees and independent contractors and consultants (a) assign to the applicable Purchaser Entity, as the case may be, any ownership interest and right they may have in such Intellectual Property, and (b) acknowledge Purchaser’s or the respective Purchaser Entity’s exclusive ownership of all such Intellectual Property and waiving all rights (including right to receive royalties or other payments) in connection therewith. The Purchaser has provided Seller with true, correct and complete copies of all such agreements. The Purchaser Entities are in compliance, in all material respects, with all legal requirements applicable to the Intellectual Property owned or licensed by the Purchaser Entities.

Section 5.12   Litigation

(a)	Except as set forth in Section 5.12(a) of the Purchaser Disclosure Schedules, there is no Proceeding pending or, to the Parent’s Knowledge, threatened against or relating to the Parent or any of its Subsidiaries or relating to the transactions contemplated hereby.
(b)	For the avoidance of doubt, this Section 5.12 does not address Intellectual Property or Tax-related litigation, which are addressed solely by Section 5.11 (Intellectual Property) and Section 5.17 (Taxes), respectively.

Section 5.13   Compliance with Laws; Permits

(a)	Except as set forth in Section 5.13(a) of the Purchaser Disclosure Schedules, the Purchaser Entities are in compliance with all applicable Laws, except where the failure to be in compliance would reasonably be expected not to have a Material Adverse Effect. To the Parent’s Knowledge, the Purchaser Entities are not under investigation with respect to and have not been given written notice of, any violation of any applicable Law.
(b)	Except as set forth in Section 5.13(b) of the Purchaser Disclosure Schedules, to the Parent’s Knowledge, the Purchaser Entities own, hold or possess adequate rights to use all Permits required to conduct their business as currently conducted other than such Permits the absence of which would reasonably be expected not to have a Material Adverse Effect. To the Parent’s Knowledge, there has occurred no material violation of, suspension, reconsideration, imposition of penalties or fines or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit that is currently in effect, in each case to the extent uncured or otherwise unresolved, other than an expiration of a Permit in the Ordinary Course of Business.

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(c)	For the avoidance of doubt, this Section 5.13 does not address matters subject to legal proceedings, environmental matters, employee and labor matters, employee benefits matters or Tax matters, which are addressed solely by Section 5.12 (Litigation), Section 5.14 (Environmental Matters), Section 5.15 (Employees; Labor Matters), Section 5.16 (Employee Benefit Plans and Related Matters; ERISA) and Section 5.17 (Taxes), respectively.

Section 5.14   Environmental Matters

(a)        Except as set forth in Section 5.14(a) of the Purchaser Disclosure Schedules:

(i)	since January 1, 2016, each of the Purchaser Entities has, in material respects, been in compliance with all applicable Environmental Laws and has obtained and is, in all material respects, in compliance with all applicable Permits and, to the Parent’s Knowledge, no written notice of violation has been received by the Purchaser Entities relating to or arising out of any Environmental Law, other than matters that have been resolved or that are no longer outstanding;
(ii)	none of the Purchaser Entities has entered into any agreement with any Governmental Authority which has not been fully completed and pursuant to which it has agreed to remediate any condition resulting from the release of Hazardous Materials; and
(iii)	except as set forth in Section 5.14(a)(iii) of the Purchaser Disclosure Schedules, there is no Proceeding pending or, to the Parent’s Knowledge, threatened against or relating to the Purchaser Entities relating to Environmental Laws.
(b)	Notwithstanding any representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 5.14.

Section 5.15   Employees; Labor Matters

(a)	None of the Purchaser Entities is a party to or bound by any collective agreements, including collective bargaining agreement.
(b)	There is no labor union representing or, to the Parent’s Knowledge, purporting or attempting to represent any group of employees of the Purchaser Entities for collective bargaining regarding terms of employment. There has not occurred after January 1, 2016, or, to the Parent’s Knowledge, been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar labor activity with respect to any employees of the Purchaser Entities. There are no material pending or, to the Parent’s Knowledge, threatened, grievances or labor disputes, including any Proceeding, with respect to any such employees. To the Parent’s Knowledge, none of the Purchaser Entities have engaged in any unfair labor practices that would reasonably be expected, individually or in the aggregate, directly or indirectly, to result in a material liability to the Purchaser Entities.
(c)	To the Parent’s Knowledge and to the extent applicable, the Purchaser Entities are in material compliance with all Laws applicable to their business with respect to their respective employees and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes with respect to employees.

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(d)	None of the Purchaser Entities are in receipt of a written complaint, demand letter or charge issued by a foreign, U.S. federal, state, or local agency that alleges a material violation by the Purchaser Entities of any applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes with respect to its employees. None of the Purchaser Entities have: (i) engaged in any plant closing, work force reduction or other action that has resulted or could reasonably be expected to result in material, outstanding liability under applicable Law with respect to the employees; or (ii) been issued any notice that any such action is to occur in the future with respect to the employees. As of the date hereof, there is no Proceeding pending or, to the Parent’s Knowledge, threatened against or relating to any of the Purchaser Entities with respect to their respective employees and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes with respect to the employees.
(e)	Section 5.15(e) of the Purchaser Disclosure Schedules contains a true, correct, and complete list of all (written or oral) employment agreements, and any ancillary agreements, including but not limited to, confidentiality agreements and non-competition agreements, between any of the Purchaser Entities and any officer, director, employee and/or consultant, as well as any workers of the consultants providing services to any of the Purchaser Entities, and any agreements with consultants/service providers. True and correct copies of all such agreements, including, but not limited to confidentiality agreements and non-competition agreements (whether written or oral), have been delivered to Seller. To the Parent’s Knowledge, no employee, consultant, or service provider has violated any term of his or her employment contract or any other contract or agreement with the applicable Purchaser Entity. To the Parent’s Knowledge, the employment and/or engagement by any of the Purchaser Entities of any of its employees does not constitute a breach of any of such employees’ obligations to third parties, including non-competition or confidentiality obligations.

Section 5.16   Purchaser Entities Benefit Plans and Related Matters; ERISA

(a)	Section 5.16(a) of the Purchaser Disclosure Schedules sets forth a complete, separate and accurate list of the Purchaser Entities Benefit Plans applicable to all employees, ex-employees, officers and ex-officers of the Purchaser Entities, indicating for each whether of a defined benefit or defined contribution nature and whether and how it is funded. None of the Purchaser Entities has or maintains any Multiemployer Plans. With respect to each written Purchaser Entities Benefit Plan, Parent has provided or made available to Seller, copies of each of the Purchaser Entities Benefit Plan and their amendments, to the extent applicable: (i) the most recent annual reports to any Governmental Authorities and accompanying schedules, (ii) the current summary plan description, together with any summary of material modifications relating thereto; (iii) the most recent annual financial report; and (iv) the most recent opinion letter or recent determination letter from the IRS.

(b)        With respect to the Purchaser Entities Benefit Plans:

(i)	except as set forth in Section 5.16(b)(i) of the Purchaser Disclosure Schedules, to the Parent’s Knowledge, except as would not have a Material Adverse Effect: (A) the Purchaser Entities Benefit Plans have at all times complied in all material respects with all Laws, regulation and requirements applicable to each of the Purchaser Entities Benefit Plans; and (B) to the extent they have been funded externally, all contributions required to be made to any Purchaser Entities Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof have been timely made or paid in full by the final due date thereof in the Ordinary Course of Business consistent with past practice;

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(ii)	except as set forth in Section 5.16(b)(ii) of the Purchaser Disclosure Schedules, to the Parent’s Knowledge none of the amounts payable by the Purchaser Entities under any of the Purchaser Entities Benefit Plans or Parent Stock Plans applicable in the U.S. on account of the transactions contemplated under this Agreement shall fail to be deductible by reason of Section 280G of the Code; and
(iii)	none of the Purchaser Entities Benefit Plans applicable in the U.S. provides for post-retirement welfare benefits coverage, except for: (aa) health continuation coverage as required by applicable Law, including section 4980B of the Code or Title I of ERISA; (bb) coverage through the last day of the calendar month in which the retirement date occurs; (cc) the credit balance of any health savings or medical reimbursement accounts; (dd) benefits under any insured short-term or long-term disability policy; and (ee) rights of beneficiaries to receive the remainder of a participant’s benefits upon the participant’s death.
(c)	Except as set forth in Section 5.16(c) of the Purchaser Disclosure Schedules, there is no Proceeding pending or, to the Parent’s Knowledge, threatened against or relating to any of the Purchaser Entities with respect to the Purchaser Entities Benefit Plans other than routine claims for benefits in the Ordinary Course of Business.

Section 5.17   Taxes

(a)        Except as set forth in Section 5.17(a) of the Purchaser Disclosure Schedules:

(i)	Each of the Purchaser Entities has timely filed (taking into account any applicable extensions) all income and all other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects. All Taxes shown to be due on such Tax Returns have been paid in full.
(ii)	To the Parent’s Knowledge, there is no audit, examination or other administrative or court proceeding involving any Taxes with respect to any of the Purchaser Entities that is currently in progress.
(iii)	There are no Liens for Taxes against any of the Purchaser Entities’ assets, other than Permitted Liens.
(iv)	None of the Purchaser Entities have executed or filed with any Tax Authority any agreement extending the period for assessment or collection of any material income Taxes.
(v)	Purchaser has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the applicable period specified in Section 897(c)(1) of the Code.
(vi)	The financial statements of the Parent in its Annual Report on Form 10-K for the year ended December 31, 2018 (the “Parent Financial Statements”) reflect an adequate accrual or reserve for all material Taxes incurred but not yet due and payable by the Purchaser Entities through the date of such Parent Financial Statements, and the unpaid Taxes of the Group Companies for all tax periods commencing after the date of such Parent Financial Statements have been properly accrued on the books and records of the Purchaser Entities.

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(vii)	No written claim has been made by any Tax Authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that the Parent or any of its Subsidiaries is or may by subject to taxation by that jurisdiction.
(viii)	Each of the Purchaser Entities has timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all material Taxes required to be paid or withheld.
(ix)	There are no Tax indemnity, Tax sharing, Tax allocation or similar agreements in effect as between the Parent and any of its Subsidiaries, on the one hand, and any other party, on the other hand, under which the Parent could be liable for any material Taxes of any third party (other than commercial business agreements, the principal purpose of which is not the allocation of Taxes).
(b)	The Purchaser Entities have complied, in all material respects, with all Laws applicable to Taxes. There is no Proceeding pending or, to the Parent’s Knowledge, threatened against or relating to any of the Purchaser Entities with respect to Taxes. There are no transfer pricing transactions between the Purchaser Entities.
(c)	The representations and warranties set forth in this Section 5.17 constitute the exclusive representations and warranties of Parent and Purchaser with respect to Taxes and Tax matters and no other representation or warranty contained in this Agreement shall be construed to address any Taxes or any Tax matters.

Section 5.18   Insurance

Section 5.18 of the Purchaser Disclosure Schedules sets forth all material insurance policies maintained by the Purchaser Entities. All such policies are in full force and effect; true, correct, and complete copies of which have been provided to Seller. All premiums relating to such policies have been timely paid. None of the Purchaser Entities is in Breach or has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a Breach, or permit termination or modification of, any of such policies. There is no pending claim by any of the Purchaser Entities under any of such policies as to which coverage has been denied by the underwriters of such policies.

Section 5.19   Brokers

No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, other than the Parent’s Financial Advisor, whose fees and expenses shall be paid by the Parent. The fee provisions of the Parent’s agreement with the Parent’s Financial Advisor relating to the transactions contemplated by this Agreement have previously been disclosed to the Seller.

Section 5.20   Parent Common Stock

The shares of Parent Common Stock to be issued in connection with the Transaction (including shares of Parent Common Stock to be issued as Consideration and shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares in each case, to be issued pursuant to Section 6.14), when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of all Liens, and upon acceptance by the NASDAQ Capital Market of an application of the listing of additional shares, will have been validly approved for listing (subject to official notice of issuance) on NASDAQ Capital Market.

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Section 5.21   Disclosure Documents

(a)	The Form S-4 Registration Statement, and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Form S-4 Registration Statement or any amendment or supplement thereto becomes effective, the Form S-4 Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)	The representations and warranties contained in this Section 5.21 will not apply to statements or omissions included or incorporated by reference in the Form S-4 Registration Statement or any amendment or supplement thereto based upon information furnished by the Seller or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.22   Fairness Opinion

Parent has received the written opinion of the Parent’s Financial Advisor, dated as of a date reasonably proximate to the date hereof, to the effect that, as of such date, and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Consideration to be received by the Company pursuant to this Agreement is fair to the Parent, from a financial point of view (the "Parent Fairness Opinion"); it being agreed that neither Seller, the Company (nor any of their respective Affiliates) shall be entitled to rely on the Parent Fairness Opinion.

ARTICLE VI
COVENANTS

Section 6.1     Conduct of Business Prior to Closing

Except as required or contemplated by this Agreement, required by applicable Requirements of Law or consented to in writing by Parent (in the case of Seller) or Seller (in the case of Purchaser or Parent), in each case which shall not to be unreasonably withheld or delayed, or as set forth in Section 6.1 of the Seller Disclosure Schedules (in the case of Seller) or in Section 6.1 of the Purchaser Disclosure Schedules (in the case of Purchaser and Parent), each of Purchaser, Parent and Seller covenants and agrees that, during the period from the date of this Agreement to the Closing or the date on which this Agreement is terminated pursuant to Section 8.1:

(a)	it will conduct and it will cause each of its Subsidiaries to conduct their operations in the Ordinary Course of Business consistent with past practice;
(b)	it will use and it will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their current officers and employees (other than as a result of employee terminations for cause or terminations of employment at the election of an employee), and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with them or any of their Subsidiaries, except where the failure to preserve or maintain such relationships would not be material to Group Companies (in the case of Seller) or to the Parent and its Subsidiaries (in case of Parent); and
(c)	it will not and it will not permit any of its Subsidiaries to:
(i)	adopt or propose any amendments to its certificate of incorporation, bylaws or other similar governing documents, or the respective certificates of incorporation, bylaws or other similar governing documents of any of their Subsidiaries;

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(ii)	except for equity securities of Parent issued or granted pursuant to a Benefit Plan of the Parent, issue, deliver, sell, pledge, transfer, dispose of or encumber any of its shares of capital stock or other equity or voting interests or of any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the Company or any Group Company (in case of Seller) or of Parent or any Purchaser Entity (in case of Parent);
(iii)	acquire or redeem, directly or indirectly, or amend the terms of, any of its equity securities or any equity interests in any of its Subsidiaries (other than securities of Wholly-Owned Subsidiaries);
(iv)	(aa) adjust, split, combine, recapitalize or reclassify its capital stock, or (bb) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock (other than dividends or other distributions by Wholly-Owned Subsidiaries);
(v)	make any material change to any of the accounting methods, principles or practices used by it, except as required by any applicable Requirement of Law or GAAP (in respect of the Parent) or IFRS (in respect of the Company);
(vi)	(aa) make or change or rescind any election in respect of Taxes, (bb) adopt or change any accounting method in respect of Taxes, (cc) enter into any agreement (including any closing agreement) with any Tax Authority in respect of Taxes, (dd) settle or compromise any Tax Liability or any claim or assessment in respect of Taxes, (ee) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (ff) request any Tax ruling, (gg) enter into any Tax sharing agreement, or (hh) amend any income or other material Tax Return or file any Income Tax Return including any estimated Tax Return or other material Tax Return unless a copy of such Tax Return has been submitted to the other party for review a reasonable period of time prior to filing and such other party has approved such Tax Return, enter into intercompany transactions giving rise to deferred gain or loss of any kind;
(vii)	with respect to any officer, employee or director of the Seller, except as required by the terms of any existing agreement between the Company or any of its Subsidiaries (in case of Seller) or between Parent or any of its Subsidiaries (in case of Parent), and such officer, director or employee, or any Benefit Plan as in effect on the date hereof, (aa) increase in compensation (including incentive compensation), benefits or perquisites, except in the Ordinary Course of Business, (bb) grant any increase in severance or termination pay or termination benefits, (cc) enter into any employment, loan, retention, consulting, indemnification, or similar agreement, (dd) enter into any change of control, severance, termination or similar agreement, (ee) amend, waive or otherwise modify in any material respect any of the terms of any employee stock option or stock option plan, or (ff) establish or amend any Benefit Plan or trust agreement or other operative document relating to any Benefit Plan;
(viii)	enter into, grant, issue, or make any loan or similar transaction to for from any officer, director or employee;
(ix)	enter into any material new line of business outside of its existing business; or enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries (in case of Seller) or the Parent or any of its Subsidiaries (in case of Parent), or any successor thereto from engaging or competing in any line of business or in any geographic area;

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(x)	(A) commence any Proceeding, or (B) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements that involve the payment of monetary Damages not in excess of $50,000 individually or $100,000 in the aggregate and do not concede any fault on the part of the Company or any of its Subsidiaries (in case of Seller) or on the part of Parent or any of its Subsidiaries (in case of Parent) or impose any material restrictions on any of their respective future activities;
(xi)	except for Permitted Liens, sell, pledge, mortgage, dispose of, transfer, lease, license or encumber, or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of, any property or assets (including the Transferred Assets) valued in excess of $10,000, individually or in the aggregate, other than sales of inventory in the Ordinary Course of Business, or make any distributions of assets (Cash or otherwise);
(xii)	maintain inventory other than in the Ordinary Course of Business;
(xiii)	incur, modify or assume any Indebtedness (other than with or between Wholly-Owned Subsidiaries);
(xiv)	(aa) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than any liquidation as contemplated by this Agreement or a liquidation of a Wholly-Owned Subsidiary in connection with which all Liabilities of such Subsidiary are assumed by the Company or any of its Wholly-Owned Subsidiaries (in case of Seller) or by the Parent or any of its Wholly-Owned Subsidiaries (in case of Parent), or (bb) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein;
(xv)	incur any Liabilities, except current Liabilities incurred in the Ordinary Course of Business, and Liabilities under Contracts entered into in the Ordinary Course of Business;
(xvi)	authorize or make any new unbudgeted capital expenditures in excess of $50,000 individually or $100,000 in the aggregate or that would constitute an Assumed Liability;
(xvii)	amend, modify, extend, renew or terminate, other than in accordance with its terms in effect as of the date hereof, any existing real property lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property with a term longer than five years or a total rental obligation over the term of such lease, sublease, license or other agreement of $50,000 individually or $100,000 in the aggregate for the same properties, other than leases entered into in the Ordinary Course of Business on terms materially consistent with past practice and current plans previously disclosed to the other party in writing;
(xviii)	write up, write down, or write off the book value of any assets material, individually or in the aggregate, to the Parent and its Subsidiaries (in case of Parent) or to the Company and its Subsidiaries (in case of Seller), in each case taken as a whole, other than in the ordinary course of business consistent with past practice or as required by GAAP (in case of Parent) or by IFRS (in case of Seller);
(xix)	enter into any material Contract, or modify, amend, terminate or cancel any existing material Contract;

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(xx)	enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Transaction or result in any of the conditions set forth in ARTICLE VII not being satisfied;
(xxi)	fail to timely file any Parent SEC Document required to be filed by the Parent (in case of Parent only) or fail to file any document required to be filed by Seller with the AFM (in case of Seller only);
(xxii)	enter into, materially amend or materially modify any Contract with any Affiliates, officers or directors of any Purchaser Entity (in case of Parent) or of any Group Company (in case of Seller);
(xxiii)	enter into a collective bargaining agreement;
(xxiv)	transfer or license to any Person any Intellectual Property;
(xxv)	make of record any statement regarding any Intellectual Property in any judicial or administrative Proceedings, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), except to the extent necessary to avoid immediate loss of rights;
(xxvi)	submit any document to the United States Patent Office or any foreign patent office without the prior written consent of the other party, except to the extent reasonably necessary to avoid loss of rights; or
(xxvii)	authorize, commit or agree to take any of the foregoing actions;

it being provided that, to obtain the consent of one party pursuant to this Section 6.1, the party requesting any such consent shall provide written notice to the other party (e-mail being sufficient) setting forth in reasonable detail the contemplated action. Absent an answer within three (3) Business Days after the date of such notice, the consent sought to be obtained by the requesting party shall be deemed given in respect of the matter detailed in the written notice.

Section 6.2     Control of Operations Pending the Closing

(a)	Nothing contained in this Agreement will give Parent or Purchaser, directly or indirectly, the right to control or direct the Group Companies’ operations prior to the Closing. Prior to the Closing, the Seller will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Group Companies.
(b)	Nothing contained in this Agreement will give Seller, directly or indirectly, the right to control or direct the Parent’s or Purchaser’s operations prior to the Closing. Prior to the Closing, the Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operation.

Section 6.3     No Solicitation

(a)	From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 8.1, the Seller (with respect to the Seller and the Group Companies) and the Parent (with respect to the Parent and the Purchaser Entities) shall not, and shall each cause their respective Subsidiaries and Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to the books, records, properties or employees of the Seller or the Group Companies (in respect of Seller) or the Parent and Purchaser Entities (in respect of Parent) or furnish to any Person any nonpublic or confidential information or data with respect to any Acquisition Proposal or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing), or enter into any merger agreement, letter of intent, confidentiality agreement (other than an Acceptable Confidentiality Agreement solely in accordance with Section 6.3(b) below), agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an Acquisition Proposal or enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring the Seller or the Parent, as applicable, to abandon, terminate or fail to consummate the transactions contemplated hereby or Breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing. The Seller and the Parent shall, and shall cause each of their respective Subsidiaries and Representatives to, immediately cease and terminate any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted by them, their Subsidiaries or any of their Representatives prior to the date of this Agreement with respect to any Acquisition Proposal. The Seller and the Parent shall promptly request that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal, return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Seller or the Parent (as applicable) or any of their respective Subsidiaries.

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(b)	Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to obtaining the Target Stockholder Vote, the Target Party has received an Acquisition Proposal from any Person that the Target Board determines in good faith (after consultation with its outside financial and legal advisors and after taking into account the Person making the Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the financing terms thereof), that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, subject to compliance with this Section 6.3, the Target Party may (i) furnish information (including non-public information) with respect to the Target Group to the Person making such Acquisition Proposal and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Person making the Acquisition Proposal must have provided a waiver under any non-disclosure agreement entered into with the Target Party prior to the date hereof to permit the Target Party to make any disclosures to the Other Party required by this Agreement; and provided further that the Target Party (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any material non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will simultaneously provide to the Other Party any material non-public information concerning the Target Group provided by the Target Party to such other Person that was not previously made available to the Other Party..
(c)	From and after the date of this Agreement, the Target Party shall promptly (but in any event within forty-eight (48) hours) notify the Other Party in writing (e-mail being sufficient) following the receipt by the Target Party or any of its Representatives of any Acquisition Proposal of the type described in Section 6.3(b)(i) above or request by any Person for any information (or access to information) in connection with a possible Acquisition Proposal and shall identify the Person making such Acquisition Proposal or request and set forth the material terms and conditions of any proposals, offers or inquiries and include with such written notice copies of any written proposal, offer, request or other communication. The Target Party shall keep the Other Party reasonably informed on a current basis of the status of any such proposal or request and the status of any discussions or negotiations, including with respect to any material modifications to the terms thereof and promptly (but in no event less than twenty-four hours after receipt) provide to the Other Party copies of all written materials of correspondence sent or provided to the Target Party or any of its Subsidiaries or Representatives that describes any terms or conditions of any Acquisition Proposal. The Target Party shall promptly provide notice to the Other Party of any meeting of the Target Board (or any committee thereof) at which the Target Board (or any such committee) is reasonably expected to consider any of the foregoing, and shall promptly (but in any event within forty-eight (48) hours) notify the Other Party in writing (e-mail being sufficient) that it intends to take any action described in Section 6.3(b)(ii) above. Neither the Target Party nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Target Party or any of its Subsidiaries from providing such information to the Other Party.

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(d)	Notwithstanding anything to the contrary contained in Section 6.3(a), the Target Board may, at any time prior to obtaining the Target Stockholder Vote, withdraw, modify, qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to the Other Party, the Target Board Recommendation (a “Change of Board Recommendation”) if (i) in each case, the Target Board concludes in good faith, after taking into consideration the advice of its outside legal advisors, that taking such action is required for the Target Board to comply with its fiduciary obligations under applicable Law, and (ii) (A) in the case of a Change of Board Recommendation in respect to an Acquisition Proposal made after the date hereof, the Target Board determines in good faith (after consultation with its outside financial and legal advisors and after taking into account the Person making the Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the financing terms thereof) that such Acquisition Proposal constitutes a Superior Proposal, or (B) in the case of a Change of Board Recommendation in the absence of an Acquisition Proposal, solely in response to a material event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Target Group that was not known to the Target Party as of the date hereof and occurs after the date hereof and prior to the time that the Target Stockholder Vote is obtained (an “Intervening Event”).
(e)	Further, the Target Board shall not make a Change of Board Recommendation in response to an Acquisition Proposal as determined by Section 6.3(d), unless (i) the Target Party promptly notifies the Other Party, in writing at least five (5) Business Days before taking that action, of its intention to do so, disclosing the current terms and conditions under which such Acquisition Proposal is proposed to be consummated and the identity of the Person making the Acquisition Proposal, and (ii) the Other Party does not make, within five (5) Business Days after its receipt of that written notification, an offer that the Target Board determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the Target Party as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Target Party and a new five (5) Business Day period under clause (ii) of this Section 6.3(e)). The Target Board shall not make a Change of Board Recommendation in response to an Intervening Event as permitted by Section 6.3(d), unless (A) the Target Party has provided the Other Party with written information describing such Intervening Event in reasonable detail promptly after becoming aware of it, or becoming aware of or understanding the magnitude or material consequences of it, as applicable, and keeps the Other Party reasonably informed of material developments with respect to such Intervening Event, (B) the Target Party has provided the Other Party at least five (5) Business Days prior written notice advising the Other Party of its intention to make a Change of Board Recommendation with respect to such Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Target Board that an Intervening Event has occurred and its need to make a Change of Board Recommendation in light of the Intervening Event and (C) the Other Party does not make, within five (5) Target Board Business Days after its receipt of that written notification, an offer that the Target Board determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for a Change of Board Recommendation in light of the Intervening Event. During any five (5) Business Day period prior to its effecting a Change of Board Recommendation, the Target Party shall negotiate in good faith with the Other Party regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Other Party.

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(f)	Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Target Party from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Target Party Stockholders if, in the good faith judgment of the Target Board, taking into consideration the advice of its outside legal advisors, making such disclosure is required for the Target Board to comply with its fiduciary obligations under applicable Law; provided, however, that any such statement or disclosure made that related to an Acquisition Proposal shall be deemed to be a Change of Board Recommendation unless the Target Board reaffirms the Target Board Recommendation in such statement or disclosure.
(g)	For the purpose of this Section 6.3, the following terms shall be defined as follows:
(i)	“Target Party” means, as the case may be, the Seller, in the event of an Acquisition Proposal for the Group Companies or the Seller Common Stock, or the Parent, in the event of an Acquisition Proposal for the Purchaser Entities or the Parent Common Stock;
(ii)	“Other Party” means the party to this Agreement that is not the Target Party;
(iii)	“Target Group” means, as the case may be, the Group Companies (if Seller is the Target Party) or the Purchaser Entities (if Parent is the Target Party);
(iv)	“Target Board” means, as the case may be, the Management Board and Supervisory Board (if Seller is the Target Party) or the Board of Directors (if Parent is the Target Party);
(v)	“Target Common Stock” means, as the case may be, the Company Common Stock (if Seller is the Target Party) or the Parent Common Stock (if Parent is the Target Party);
(vi)	“Target Stockholder Vote” means, as the case may be, the Seller Stockholder Vote (if Seller is the Target Party) or the Parent Stockholder Vote (if Parent is the Target Party); and
(vii)	“Target Board Recommendation” means, as the case may be, the Seller Board Recommendation (if Seller is the Target Party) or the Parent Board Recommendation (if Parent is the Target Party).

Section 6.4     Access to Information

(a)	From the date of this Agreement until the Closing or the date this Agreement is terminated pursuant to Section 8.1, the Seller will (i) give Parent and its Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books, Contracts, commitments and records (including Tax returns and workpapers) of the Group Companies as Parent may reasonably request, (ii) permit Parent and its Representatives to make such inspections of the Group Companies and their respective properties and assets as Parent may reasonably require, and (iii) cause its officers and those of the Group Companies and use its commercially reasonable efforts to cause its Representatives (including legal and accounting) to furnish Parent and its Representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Group Companies as Parent may from time to time reasonably request other than (x) information concerning Acquisitions Proposals, which shall be governed by Section 6.3, (y) information that may not be disclosed pursuant to a protective order or confidentiality agreement entered into prior to the date of this Agreement and (z) such portions of documents or materials that are subject to an attorney/client or an attorney work product privilege the provision of which, as determined by the Seller’s counsel, may eliminate the privilege pertaining to such portion of such documents, only, in the case of this clause (z), after the Seller has endeavored in good faith to enter into arrangements with Parent that would permit the Seller to make such document or information available to Parent without eliminating the privilege (in whole or in part). No investigation by Parent pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty made by the Seller.

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(b)	From the date of this Agreement until the Closing or the date this Agreement is terminated pursuant to Section 8.1, the Parent will (i) give Seller and its Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books, Contracts, commitments and records (including Tax returns and workpapers) of Parent and its Subsidiaries as Seller may reasonably request, (ii) permit Seller and its Representatives to make such inspections of the Parent and its Subsidiaries and their respective properties and assets as Seller may reasonably require, and (iii) cause its officers and those of its Subsidiaries and use its commercially reasonable efforts to cause its Representatives (including legal and accounting) to furnish Seller and its Representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Parent and its Subsidiaries as Seller may from time to time reasonably request other than (x) information that may not be disclosed pursuant to a protective order or confidentiality agreement entered into prior to the date of this Agreement and (y) such portions of documents or materials that are subject to an attorney/client or an attorney work product privilege the provision of which, as determined by the Parent’s counsel, may eliminate the privilege pertaining to such portion of such documents, only, in the case of this clause (y), after the Parent has endeavored in good faith to enter into arrangements with Seller that would permit the Parent to make such document or information available to Seller without eliminating the privilege (in whole or in part). No investigation by Seller pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty made by the Parent or Purchaser.
(c)	The information obtained by Parent pursuant to Section 6.3, Section 6.4(a) and Section 6.4(b) shall be subject to the provisions of the Confidentiality Agreement.
(d)	Nothing in this Section 6.4 shall require Parent or Seller to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or Seller would (i) violate any confidentiality obligations, provided that Parent or Seller shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Requirements of Law, including federal or state securities Laws or any antitrust Laws.

Section 6.5     Registration Statement

(a)	As promptly as practicable, and in any event within twenty (20) Business Days after the date of this Agreement if reasonably possible, Parent and Seller shall prepare and Parent shall file the Form S-4 Registration Statement. Parent and Seller shall each furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and any amendment thereto (other than to the extent resulting in a violation of applicable Requirements of Law).

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(b)	Parent and Seller shall each use commercially reasonable efforts to cause the Form S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)	The Parent will cause the Parent Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transaction to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall also promptly file and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Parent Proxy Statement and, if required, the Parent shall mail to its stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective.

(d)         Parent shall respond promptly to any comments of the SEC or its staff with respect to the Form S-4 Registration Statement. Parent shall promptly notify Seller upon the receipt of any comments from the SEC or its staff or any request from the SEC or their staff for amendments or supplements to the Form S-4 Registration Statement or other information, shall consult with Seller prior to responding to any such comments or requests or filing any amendment or supplement to the Form S-4 Registration Statement, and shall provide Seller with copies of all correspondence and a reasonably detailed summary of all oral communications between it and the SEC and its staff. If Parent or Seller becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the S-4 Registration Statement, then the party that discovers such information shall promptly inform the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC, if required by Law, disseminated to the Parent Stockholders.

(e)	Notwithstanding anything to the contrary stated above, prior to filing and mailing the Parent Proxy Statement (or any amendment or supplement thereto), Parent shall provide Seller a reasonable opportunity to review and comment on such Parent Proxy Statement and shall discuss with Seller and include in such Parent Proxy Statement, comments reasonably and promptly proposed by Seller.
(f)	Parent will advise Seller, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Form S-4 Registration Statement.
(g)	Prior to the Closing, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under state securities or blue sky laws and the rules and regulation thereunder (“Blue Sky Laws”) as may be required; provided, however, that Parent shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

Section 6.6     Seller Stockholder Approval

(a)	The Seller shall take all action necessary under all applicable Requirements of Law to call, give notice of, and hold an extraordinary general meeting of the holders of Seller Common Stock (including any adjournments or postponements thereof, the “Seller Stockholders’ Meeting”) for the purpose of obtaining the Seller Stockholder Vote, and the Seller shall not submit any Acquisition Proposal (other than this Agreement) to the vote of the Seller Stockholders or recommend any such Acquisition Proposal for adoption by the Seller Stockholders. Prior to or at the Seller Stockholder’s Meeting, the Seller shall provide or make available to Seller Stockholders the Seller Board Recommendation. Without the prior written consent of Parent, (i) the approval of the Transaction pursuant to article 2:107a DCC, (ii) the approval of the dissolution (ontbinding) of the Seller in accordance with article 2:19 DCC and the appointment a liquidator (vereffenaar) of the Seller in accordance with article 2:19 DCC, (iii) the amendment of the Seller’s articles of association to change the Seller’s name in accordance with Section 6.19, (iv) the distribution, in whole or in part of the Consideration to the Seller Stockholders, and any (v) such resolutions which are necessary or conducive to the transactions contemplated hereby (hereafter, the “Seller Resolutions”), shall be the only matters (other than procedural and technical matters) that the Seller shall propose to be acted on by the Seller Stockholders at the Seller Stockholders’ Meeting..

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(b)	The Seller (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Seller Stockholders’ Meeting and shall not change such record date (whether in connection with the Seller Stockholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Parent. The Seller Stockholders’ Meeting shall be held on a date selected by the Seller in consultation with Parent as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Once the Seller Stockholders’ Meeting has been called and noticed, the Seller shall not postpone or adjourn the Seller Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Seller believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Seller Stockholders prior to the Seller’s Stockholders’ Meeting.
(c)	The Seller’s obligations pursuant to this Section 6.6 shall not be affected by the public announcement or public disclosure of, or the communication to the Seller of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by a Change of Board Recommendation (in each case, in the event the Seller is the Target Party). Unless this Agreement is properly terminated in accordance with its terms, the matters to be addressed in the Seller Stockholder Vote shall be submitted to the Seller Stockholders at the Seller Stockholders’ Meeting whether or not (x) the Management Board and / or Supervisory Board shall have effected a Change of Board Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Seller or any of its Representatives.

Section 6.7     Parent Stockholder Approval

(a)	The Parent shall take all action necessary under all applicable Requirements of Law to call, give notice of, and hold a meeting of the holders of Parent Common Stock (including any adjournments or postponements thereof, the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Vote. Without the prior written consent of Seller, the Parent Stockholder Vote shall be the only matters (other than procedural matters) that the Parent shall propose to be acted on by the Parent stockholders at the Parent Stockholders’ Meeting. The Parent Proxy Statement delivered to the stockholders of the Parent in connection with the Parent Stockholders’ Meeting shall include the Parent Board Recommendation.
(b)	The Parent (in consultation with Seller) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date (whether in connection with the Parent Stockholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Seller. The Parent Stockholders’ Meeting shall be held on a date selected by the Parent in consultation with Seller as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Once the Parent Stockholders’ Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Stockholders’ Meeting without the consent of Seller (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Parent believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Stockholders’ Meeting.

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(c)	The Parent’s obligations pursuant to this Section 6.7 shall not be affected by the public announcement or public disclosure of, or the communication to the Seller of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by a Change of Board Recommendation (in each case, in the event the Parent is the Target Party). Unless this Agreement is properly terminated in accordance with its terms, the matter to be addressed in the Parent Stockholder Vote shall be submitted to the Parent Stockholders at the Parent Stockholders’ Meeting whether or not (x) the Board of Directors shall have effected a Change of Board Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Parent or any of its Representatives.

Section 6.8     Commercially Reasonable Efforts; Consents and Governmental Approvals; Cooperation

(a)	Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of Seller, Parent and Purchaser agrees to use all commercially reasonable efforts to:
(i)	as promptly as practicable, make or obtain (as applicable), from any Governmental Authority or other Person, all notices, filings, consents, waivers, approvals, authorizations, Permits or Orders required to be made or obtained by the Seller, Parent or Purchaser in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(ii)	prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement;
(iii)	not take any action, or knowingly omit to take any action (except, in the case of the Seller, as otherwise permitted by Section 6.3), that would be reasonably likely to result in any of the conditions to the consummation of the Transaction set forth in ARTICLE VII hereof not being satisfied; and
(iv)	in the event that any Proceeding relating to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto.
(b)	Each of Seller and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority whose consent is required, or alleging that the consent of such third party or Governmental Authority is or may be required, with respect to the Transaction and the other transactions contemplated by this Agreement.

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Section 6.9     Interim Financing; Interim Loan

(a)	Parent shall use commercially reasonable efforts to prepare and file a registration statement on Form S-1 for the registration, sale and issuance of Parent Common Stock with gross proceeds to Parent of at least equal to $10,000,000 (the “Interim Financing”) as soon as practicable after the date hereof.
(b)	As soon as practicable after completion of the Interim Financing, and no later than ten (10) Business Days after such completion, Seller and Parent shall, and shall cause their respective Subsidiaries, to enter into a credit facility agreement (the “Interim Facility”) pursuant to which Parent or Purchaser (the “Interim Lender”) shall make available to the Company (the “Interim Borrower”) (and/or any other Group Company as may be designated in writing by Seller) from time to time, such monies as reasonably determined by the Seller and the Parent to be necessary for the Group Companies to operate the Business and discharge any current Liability Related to the Business as it becomes due, in each case as the Business will be conducted by the Group Companies until Closing.
(c)	Seller and Parent undertake to negotiate in good faith and agree the terms of the definitive Interim Facility as soon as possible after the date hereof, provided that the Interim Facility shall remain in place until the Closing Date and provided further that such definitive terms shall comply with the applicable Requirements of Law and in particular comply with the following principles:
(i)	In order to avoid an over-indebtedness (Überschuldung) of the Interim Borrower in the meaning of section 19 German Insolvency Code (“InsO"), the Interim Lender shall agree to subordinate any claim the Interim Lender may have under the Interim Facility (the “Interim Lender Claims”) in insolvency proceedings over the assets of the Interim Borrower behind all claims of all current and future creditors of the Interim Borrower in the rank of section 39 para. 1 no. 1 to 5 InsO in a way that payments on the Interim Lender Claims outside of insolvency proceedings may only be made (i) from future annual profits, (ii) from a liquidation surplus or (iii) from other free capital (sonstiges freies Vermögen) exceeding the liabilities to be stated in the accounts of the Interim Borrower pursuant to commercial Law (Handelsrecht); and
(ii)	Outside of insolvency proceedings over the assets of the Interim Borrower, this subordination of rank shall capture the Interim Lender Claims only to the extent required in order to avoid an over-indebtedness (Überschuldung; section 19 InsO) of the Interim Borrower or any other circumstances which may give reason for an opening of insolvency proceedings over the Interim Borrower's assets, in particular on the basis of section 17 InsO (inability to pay due debts, Zahlungsunfähigkeit) or section 18 InsO (impending inability to pay due debts, drohende Zahlungsunfähigkeit). For this purpose, the scope of such subordination of rank shall automatically increase and decrease to the extent necessary without any further declarations or actions of any party being required, but in any case, up to the total aggregate amount of the Interim Lender Claims.

Section 6.10   Notification of Certain Matters

Each of Seller and Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of Seller, Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

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Section 6.11   Further Assurances

Following the Closing, each of Seller, Parent and Purchaser shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

Section 6.12   Post-Closing Governance

(a)	Unless otherwise agreed by Seller and Parent, the parties shall cause the Board of Directors to consist, as soon as practicable after Closing, of six (6) members. Such Board of Directors shall be chaired by William E. Rhodes III and shall comprise (i) four (4) members (including William E. Rhodes III.) appointed by the Seller and (ii) Evan Jones and R. Donald Elsey of the current Board of Directors, it being provided that such composition shall conform to NASDAQ requirements and that each member of the Board of Directors shall meet all applicable legal and regulatory qualification requirements.
(b)	The Seller and the Parent further agree that, as soon as practicable after Closing, (i) Oliver Schacht, Ph.D., shall be appointed as Chief Executive Officer of the Parent and Tim Dec shall be appointed as Chief Financial Officer of the Parent and (ii) other officers and senior management employees of the Parent shall be appointed by the Board of Directors with the recommendation of Oliver Schacht, Ph.D.

Section 6.13   Employee Matters

(a)	Parent and Purchaser will cause service rendered by any employee of the Group Companies prior to the Closing to be taken into account for vesting and eligibility purposes (but excluding for benefits accruals purposes with respect to any existing defined benefit plans or any other Benefit Plan, or where such credit would result in a duplication of benefits) under any “employee benefit plan” of Parent or Purchaser (“Successor Plans”) which is made available to any such Group Companies employee who becomes eligible to participate in a Successor Plan after the Closing subject to the terms of such Successor Plan, to the same extent as such service was or should have been taken into account under the Group Companies Benefit Plan (if any) providing same or similar benefits for those purposes prior to the Closing, except where it would result in a duplication of benefits. For the avoidance of doubt, Successor Plans shall not include any Group Companies Benefit Plan or any Benefit Plan that covers only non-US residents.
(b)	Parent will use its reasonable commercial efforts to provide that, in each case, pursuant to the Seller’s records which shall be provided by Seller to Parent as soon as possible following Closing: (i) any employee of the Group Companies who becomes eligible to participate in a Successor Plan which is made available after the Closing, subject to the terms of such Successor Plan will not be subject to any waiting period or pre-existing condition limitation under any Successor Plan for any condition for which they would have been entitled to coverage under the Group Companies Benefit Plan providing same or similar benefits in which they participated prior to the Closing, except to the extent of any waiting periods or pre-existing limitation that had not been met as of the Closing; and (ii) Parent will credit any co-payments, deductibles and out-of-pocket expenses incurred by any such Group Companies employee, for the applicable plan year in which the Closing occurs under a Group Companies Benefit Plan providing same or similar benefits, toward any co-payments and deductibles limits and out-of-pocket maximums under any applicable Successor Plan for the applicable plan year in which the Closing occurs.

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(c)	Parent will use its reasonable commercial efforts after the Closing to provide that: (i) any employee of a Purchaser Entity who becomes eligible to participate in a Successor Plan which was a Group Companies Benefit Plan which is made available after the Closing , subject to the terms of such Successor Plan will not be subject to any waiting period or pre-existing condition limitation under any Successor Plan for any condition for which they would have been entitled to coverage under the Purchaser Entities Benefit Plan providing same or similar benefits in which they participated prior to the Closing, except to the extent of any waiting periods or pre-existing limitation that had not been met as of the Closing; and (ii) Parent will credit any co-payments, deductibles and out-of-pocket expenses incurred by any such Purchaser Entity employee, for the applicable plan year in which the Closing occurs under a Purchaser Entities Benefit Plan providing same or similar benefits, toward any co-payments and deductibles limits and out-of-pocket maximums under any applicable Successor Plan for the applicable plan year in which the Closing occurs.

Section 6.14   Treatment of Stock Options and Other Stock-Based Compensation

(a)	As of the Closing Date, Parent shall assume the Curetis Stock Option Plan 2016, as amended on 19 July 2018 (the “Seller Stock Option Plan”) and each option to acquire shares of Seller Common Stock (each, a "Seller Stock Option") that is outstanding under the Seller Stock Option Plan immediately prior to the Closing Date, whether or not then vested or exercisable, shall be, by virtue of the Closing and without any action on the part of the holder thereof, or any other Person, converted into a Parent Stock Option in accordance with this Section 6.14. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Seller Stock Option immediately prior to the Closing Date. As of the Closing Date, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Seller Common Stock subject to such Seller Stock Option; and (ii) 0.0959 (the “Conversion Ratio”), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Seller Common Stock of such Seller Stock Option by (B) the Conversion Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Seller Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.
(b)	The Seller and Parent undertake to negotiate in good faith and agree, as soon as possible after the date hereof, on the terms of the conversion, assumption by Parent, roll-over or any other appropriate treatment of the outstanding awards under the Seller Phantom Stock Option Plan; provided, that Seller and Parent acknowledge and agree that the maximum number of shares of Parent Common Stock to be issued (or reserved for issuance) in connection with the Transaction by the Parent (i) to the Seller as Consideration, (ii) to holders of options under the Seller Stock Option Plan and awards under the Seller Phantom Stock Option Plan and (iii) to implement the Convertible Debt Rollover as contemplated in Section 6.15(b) may not exceed 2,662,564 shares of Parent Common Stock.
(c)	On or prior to the Closing Date, the Seller, the Management Board and Supervisory Board, and the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 6.14.

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(d)	On or prior to the Closing Date, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to assumed or granted equity awards to the holders of options under the Seller Stock Option Plan and awards under the Seller Phantom Stock Option Plan (the “Parent Equity Awards”) as a result of the actions contemplated by this Section 6.14. As soon as practicable after the Closing Date, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards.

Section 6.15   Treatment of Outstanding Indebtedness

(a)	The Parent shall use reasonable endeavors to procure by Closing the release of the Seller from any securities, guarantees or indemnities given by or binding upon the Seller in respect of any Liability of the Group Companies (including the EIB Guarantee), by providing to the beneficiary of such securities, guarantees or indemnities an alternative company or bank guarantee or other security arrangement reasonably acceptable to the beneficiary (including to EIB in respect of the EIB Guarantee).
(b)	Each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to negotiate in good faith and agree with Yorkville the terms of a Contract providing for the assignment and assumption of the Yorkville Agreement by the Seller to the Parent, subject to Closing, and pursuant to which (x) Parent shall be substituted in all rights and Liabilities of the Seller under the Yorkville Agreement, (y) Seller shall be released from all Liabilities towards Yorkville under the Yorkville Agreement and (z) Yorkville shall become entitled to exercise a conversion of the notes originally issued by Seller under the Yorkville Agreement into a certain number of new shares of Parent Common Stock (the “Convertible Debt Rollover”), provided that such terms shall replicate to the largest extent possible the terms of the Yorkville Agreement (taking into account, among other things, the calculation of Seller’s ownership of Parent Common Stock under this Agreement, and the applicable Requirements of Law) and shall be reasonably acceptable to both Seller and Parent.

Section 6.16   Takeover Statutes

The Seller shall take all reasonable steps to exclude the applicability of, or to assist Parent in any challenge to the validity or applicability to the Transaction or any other transaction contemplated by this Agreement of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

Section 6.17   Press Releases

Each of Seller and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable U.S. or foreign securities exchange or Governmental Authority (including, without limitation, the SEC and the AFM) to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use all commercially reasonable efforts to allow Seller or Parent, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the party required to make such disclosure. Seller and Parent agree that the initial press release to be issued with respect to the Transaction should be in the form agreed by them.

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Section 6.18   Tax Matters

(a)	The parties intend for the transactions described in this Agreement to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The reorganization will consist of (i) the transfer of the Transferred Shares to the Purchaser solely in exchange for the Consideration and the assumption by the Purchaser of the Assumed Liabilities and (ii) the distribution by the Seller on or promptly after the Closing Date of the Consideration to the Seller Stockholders [in liquidation and dissolution of the Seller. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Parent and/or Purchaser and the Seller shall prepare and file with each of their respective Tax Returns all information required by Section 1.368-3 of the United States Treasury Regulations and related provisions of such Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.
(b)	All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchaser or Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.19   Change of Name, Liquidation; Transitional Arrangements

(a)	The Seller shall use commercially reasonable efforts to change its official name to a name not including the word “Curetis” or any words similar thereto either before the Closing Date (but subject to Closing) or as soon as possible within twenty (20) Business Days after the Closing Date.
(b)	The Seller will use commercially reasonable efforts to proceed to wind up its affairs, satisfy all valid claims of creditors and others having claims against the Seller, and distribute any remaining assets to the Seller Stockholders, all in full compliance with applicable Laws, as promptly as practicable after the Closing Date. To the extent that any distribution is subject to withholding or similar taxes, the Seller shall withhold the required amounts from such distributions and remit such amounts to the applicable Tax Authority as required by Law. In no event shall the Seller make any distribution to the Seller Stockholders if, after giving effect to such distribution, in the reasonable judgment of the Supervisory Board and / or Management Board the Seller would be insolvent or unable to pay its debts as they come due, would have remaining liabilities in excess of its remaining assets, or would otherwise be unable to satisfy in full all valid claims against the Seller.
(c)	Each of Parent and Purchaser acknowledges and agrees that, from the Closing Date and until such time as the Seller shall have been duly liquidated and dissolved in full compliance with applicable Laws, (i) the Seller shall be entitled to maintain its office address at Max-Eyth Strasse 42, 71088 Holzgerlingen, Germany and retain reasonable access to the resources and infrastructures of the Group Companies for the purpose of completing the operations contemplated in clause (a) and (b) of this Section 6.19, in each case at no cost for the Seller and (ii) any member of the Management Board or Supervisory Board or employee of the Seller who has been appointed at the Board of Directors or has been hired as an officer or employee of Parent and/or Purchaser shall be entitled to dedicate up to 10% of his or her working time to complete the operations contemplated in clause (a) and (b) of this Section 6.19.

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Section 6.20   Litigation

(a)	Notwithstanding anything to the contrary set forth herein, Seller shall promptly notify Parent if it receives notice of any Proceeding instituted or threatened against the Group Companies or any of its, or their Representatives’, directors, officers or Affiliates, including by any Seller Stockholder, before any Governmental Authority, whether relating to this Agreement, the Transaction or the other transactions contemplated hereby or any other matter or claim.
(b)	Notwithstanding anything to the contrary set forth herein, Parent shall promptly notify Seller if it receives notice of any Proceeding instituted or threatened against the Purchaser Entities or any of its, or their Representatives’, directors, officers or Affiliates, including by any Parent Stockholder, before any Governmental Authority, whether relating to this Agreement, the Transaction or the other transactions contemplated hereby or any other matter or claim.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTION

Section 7.1     Conditions to Each Party’s Obligation to Effect the Transaction

The respective obligations of the parties hereto to effect the Transaction shall be subject to the satisfaction, or waiver in writing, at or prior to the Closing of the following conditions:

(a)	Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly adopted by the Seller Stockholder Vote and by the Parent Stockholder Vote.
(b)	No Injunctions or Restraints; Illegality. No order, stay, judgment, injunction or decree issued by any court or Governmental Authority of competent jurisdiction of the federal government of the United States of America or any state thereof making the Transaction illegal or otherwise prohibiting the consummation of the Transaction shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such order, stay, judgment, injunction or decree and such proceeding remains unresolved.
(c)	Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no Proceeding for that purpose shall have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the Parent Common Stock issuable to the Seller in payment of the Consideration hereunder will have been received.
(d)	Listing. The shares of Parent Common Stock to be issued in payment of the Consideration shall have been approved for listing (subject to official notice of issuance) on NASDAQ Capital Market.
(e)	Interim Financing. The Interim Financing shall have been completed.
(f)	Convertible Debt Rollover. The documentation implementing the Convertible Debt Rollover (subject to Closing) shall have been agreed and executed by Seller, Parent and the relevant Yorkville entities.
(g)	Consents. The Seller shall have received all consents, authorizations, qualifications and orders of all third parties set forth in Section 7.1(g) of the Seller Disclosure Schedules.

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Section 7.2     Conditions to Obligations of Parent and Purchaser

The obligations of Parent and Purchaser to effect the Transaction are also subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing, of the following conditions:

(a)        Representations and Warranties. The representations and warranties of the Seller contained in ARTICLE IV shall be true and correct as of the Closing Date as though made as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date); such representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any “materiality” or similar limitations or references to Material Adverse Effect set forth therein) are untrue or incorrect, individually or in the aggregate, has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.

(b)	Performance of Obligations of the Seller. The Seller shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)	Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer, the Chief Business Officer, and the Chief Operating Officer certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).
(d)	German Transfer Agreement. The Seller shall have executed and delivered to Purchaser the German Transfer Agreement.
(e)	Assignment and Assumption Agreement. The Seller shall have executed and delivered to the Purchaser the Assignment and Assumption Agreement.
(f)	Material Adverse Effect of Company. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.
(g)	Other Documents. The Parent shall have received each other document reasonably requested by Parent for the purpose of permitting or facilitating the consummation of the transactions contemplated by this Agreement.

Section 7.3     Conditions to Obligations of the Seller

The obligation of the Seller to effect the Transaction is also subject to the satisfaction, or waiver in writing by the Seller, at or prior to the Closing of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Purchaser contained in ARTICLE V shall be true and correct as of the Closing Date as though made as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date); such representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any “materiality” or similar limitations or references to Material Adverse Effect set forth therein) are untrue or incorrect, individually or in the aggregate, has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.
(b)	Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed in all material respects the covenants and agreements respectively required to be performed by them under this Agreement at or prior to the Closing.
(c)	Officer’s Certificate. The Seller shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

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(d)	Interim Facility. The Interim Facility shall have been put in place within five (5) Business Days of completion of the Interim Financing.
(e)	Consideration. The Seller shall have received the Consideration in the form of book-entry shares of Parent Common Stock from the transfer agent of the Parent.
(f)	German Transfer Agreement. Purchaser shall have executed and delivered to the Seller the German Transfer Agreement.
(g)	Assignment and Assumption Agreement. The Purchaser shall have executed and delivered to the Seller the Assignment and Assumption Agreement.
(h)	Material Adverse Effect of Company. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Parent.
(i)	Other Documents. The Seller shall have received each other document reasonably requested by Seller for the purpose of permitting or facilitating the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1     Termination

This Agreement may be terminated and the Transaction may be abandoned, at any time prior to the Closing (whether before or after the Seller Stockholders’ Meeting or the Parent Stockholders’ Meeting), by written notice by the terminating party or parties to the other party or parties specifying the provision or provisions of this Agreement pursuant to which such termination is effected:

(a)	by mutual written consent of the Seller and Parent;
(b)	by Seller or Parent, if the Interim Financing shall not have been completed on or before October 15, 2019; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure of the Interim Financing to be completed on or before such date;
(c)	by Seller, if the Interim Facility shall not have been put in place within five (5) Business Days of completion of the Interim Financing, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Seller whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure to execute the Interim Facility documentation or otherwise implement the Interim Facility;
(d)	by either Seller or Parent, if the Transaction shall not have been consummated on or before January 31, 2020 (the “Outside Date”), including as a result of any Governmental Authority of competent jurisdiction having issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction (and such order, decree, ruling or other action having become final and non-appealable); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure of the Transaction to be consummated on or before such date;
(e)	by either Seller or Parent, if the Seller Stockholders’ Meeting shall have been convened, a vote with respect to this Agreement and the Transaction shall have been taken thereat and the Seller Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure to obtain the Seller Stockholder Vote;

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(f)	by either Seller or Parent, if the Parent Stockholders’ Meeting shall have been convened, a vote with respect to this Agreement and the Transaction shall have been taken thereat and the Parent Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure to obtain the Parent Stockholder Vote;
(g)	by Seller, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Parent, which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of either of the conditions set forth in Section 7.3(a) and Section 7.3(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such period; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Seller is then in material Breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(h)	by Parent, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Seller, which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of either of the conditions set forth in Section 7.2(a) and Section 7.2(b), as the case may be and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Seller, or which by its nature or timing cannot be cured within such period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if either Parent or Purchaser is then in material Breach of any of their representations, warranties, covenants or agreements contained in this Agreement;
(i)	by Seller or Parent in order to effect a Change of Board Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) Seller (or Parent, as the case may be), has complied with the terms of Section 6.3 and (ii) immediately prior to or substantially concurrently with (as a condition to) the termination of this Agreement, Seller pays to Parent the Seller Termination Fee, or Parent pays to Seller the Parent Termination Fee, as the case may be; or
(j)	by Seller or Parent if the Target Board (or a committee thereof) effects a Change of Board Recommendation (or publicly announces any intention to do so).

Section 8.2     Effect of Termination

If this Agreement is terminated prior to the Closing and the Transaction is abandoned pursuant to Section 8.1, this Agreement, except for the applicable provisions of Section 1.1 (Definitions), Section 1.2 (Rules of interpretation), Section 6.17 (Press Releases), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees; Reimbursement for Expenses), Section 8.4 (Limitation on Recovery), Section 8.5 (Amendment) and Section 8.6 (Extension; Waiver; Remedies) and ARTICLE IX (Miscellaneous), shall forthwith and immediately upon such termination automatically become null and void and have no effect, without any liability on the part of any party hereto (or any of its Representatives); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful Breach of a representation or warranty contained in the Agreement or the Breach of any covenant in this Agreement, in either case arising prior to termination.

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Section 8.3     Termination Fees; Reimbursement for Expenses

(a)	If this Agreement is terminated pursuant to Section 8.1(e), then Seller shall pay to Parent, within five (5) Business Days of presentation by Parent of reasonably detailed invoices for the same, all Expenses reasonably incurred by Parent provided that the amount paid will not exceed $250,000. If this Agreement is terminated pursuant to Section 8.1(f), then Parent shall pay to Seller, within five (5) Business Days of presentation by Seller of reasonably detailed invoices for the same, all Expenses reasonably incurred by Seller provided that the amount paid will not exceed $250,000. For the purpose of this Section 8.3(a), “Expenses” will consist of all out-of-pocket expenses, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Transaction by the Seller Stockholders or Parent Stockholders (as the case may be) and all other matters related to the consummation of the Transaction.
(b)	Notwithstanding the foregoing, Seller shall pay Parent and/or one of its Subsidiaries, as designated in writing by Parent, an amount in cash equal to $500,000 (the “Seller Termination Fee”) in the following circumstances:
(i)	if Parent terminates this Agreement pursuant to Section 8.1(e) and (x) any Person shall have made, or announced an intention to make, an Acquisition Proposal for the Group Companies or Company Common Stock that becomes public (whether or not conditional and whether or not withdrawn) after the date of this Agreement, and (y) within twelve (12) months of such termination, the Seller enters into a definitive agreement with respect to, or consummates such an Acquisition Proposal;
(ii)	if Seller terminates this Agreement pursuant to Section 8.1(i); or
(iii)	if Parent terminates this Agreement pursuant to Section 8.1(j).
(c)	Notwithstanding the foregoing, Parent shall pay Seller and/or one of its Subsidiaries, as designated in writing by Seller, an amount in cash equal to $500,000 (the “Parent Termination Fee”) in the following circumstances:
(i)	if Seller terminates this Agreement pursuant to Section 8.1(f) and (x) any Person shall have made, or announced an intention to make, an Acquisition Proposal that becomes public (whether or not conditional and whether or not withdrawn) after the date of this Agreement, and (y) within twelve (12) months of such termination the Parent enters into a definitive agreement with respect to, or consummates an Acquisition Proposal;
(ii)	if Parent terminates this Agreement pursuant to Section 8.1(i); or
(iii)	if Seller terminates this Agreement pursuant to Section 8.1(j).
(d)	All payments of the Seller Termination Fee or Parent Termination Fee shall be made as promptly as reasonably practicable (and, in any event within five (5) Business Days) following the date of termination of this Agreement pursuant to Section 8.1, by wire transfer of immediately available funds to an account designated by the recipient. For the avoidance of doubt, in the event that a party is entitled to receive both a reimbursement for Expenses under Section 8.3(a) and the payment of a termination fee under Section 8.3(b) or Section 8.3(c) (as the case may be), then the amount to be paid under Section 8.3(a) shall be deducted from the amount to be paid under Section 8.3(b) or Section 8.3(c) (as the case may be).
(e)	Each of the Seller and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the applicable party shall fail to make any payment pursuant to this ARTICLE VIII when due, the party which fails to make such payment when due shall reimburse the party to whom such payment is due for all reasonable costs and expenses actually incurred by the party to whom payment is due (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on the unpaid amount at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

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Section 8.4     Limitation on Recovery

If this Agreement is properly terminated pursuant to Section 8.1(i) or Section 8.1(j) then: (i) the sole and exclusive remedy of the Other Party against the Target Party and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for Damages shall be to receive the Seller Termination Fee or Parent Termination Fee, as the case may be and as provided by Section 8.3; and (ii) no former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Target Party shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 8.5     Amendment

To the extent permitted by applicable Law, this Agreement may be amended by the parties, at any time before or after adoption of this Agreement by the Seller Stockholder Vote or Parent Stockholder Vote but, after any such Seller Stockholder Vote or Parent Stockholder Vote, no amendment shall be made that requires the approval of the stockholders of the Seller or Parent without the approval of such stockholders under applicable Law. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.6     Extension; Waiver; Remedies

(a)	Each party hereto, by action taken or authorized by their respective boards of directors or equivalent governing body, as applicable, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein made or to be made by any other party hereto or in any document delivered pursuant hereto by any other party hereto, or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall not be deemed an amendment to this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
(b)	The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE IX
MISCELLANEOUS

Section 9.1     Non-survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Closing. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing.

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Section 9.2     Expenses

(a)	Whether or not the Transaction is consummated, except as otherwise specifically provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
(b)	Notwithstanding the foregoing, all costs and expenses incurred by Seller and Parent in connection with the preparation, review, filing, printing, and mailing of the Form S-1 Registration Statement and Form S-4 Registration Statement (including, for the avoidance of doubt in connection with the preparation of financial statements and audits required in connection therewith) shall be borne in equal proportion by Seller and Parent.

Section 9.3     Entire Agreement; Assignment; No Additional Representations

(a)	This Agreement, together with the Seller Disclosure Schedules, the Purchaser Disclosure Schedules, the Exhibits hereto, the Confidentiality Agreement and the other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof and thereof. The Agreement and any rights or obligations hereunder shall not be assigned or transferred by any party directly or indirectly by operation of Law, contract or otherwise without the prior written consent of the other parties such consent not to be unreasonably delayed or withheld.
(b)	Except for the representations and warranties contained in ARTICLE V or the Purchaser Disclosure Schedules, Seller acknowledges and agrees that none of Parent or Purchaser or any other Person on behalf of Parent or Purchaser has made any representation or warranty, express or implied, as to Parent, the Purchaser Entities or the accuracy or completeness of any information regarding the Parent or the Purchaser Entities furnished or made available to Seller and its Representatives. Neither Purchaser nor any other Person will have or be subject to any Liability or indemnification obligation to the Seller or any other Person resulting from the distribution to the Seller, or the Seller’s use of, any such information.
(c)	Except for the representations and warranties contained in ARTICLE IV or the Seller Disclosure Schedules, Parent and Purchaser acknowledge and agree that none of the Seller or the Group Companies, or any other Person has made any representation or warranty, expressed or implied, as to the Seller, the Group Companies or the accuracy or completeness of any information regarding the Seller or the Group Companies furnished or made available to Parent, Purchaser and their Representatives. Neither Seller, the Group Companies nor any other Person will have or be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or Parent, or the Purchaser’s or Parent’s use of, any such information.

Section 9.4     Validity; Specific Performance

(a)         Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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(b)	Except as set forth in Section 8.4, the parties hereto agree that irreparable Damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached and that such Damages would not be fully compensable by an award of money Damages. It is accordingly agreed that, except as set forth in Section 8.4, the parties hereto shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.5     Notices

All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or if by internationally recognized courier service two Business Days following sending by overnight delivery, or, upon delivery by facsimile transmission (with receipt confirmed) during the hours of 9:00 A.M. and 5:00 P.M. in the recipient’s time zone as follows:

if to Parent or Purchaser:

OpGen, Inc.
708 Quince Orchard Road
Suite 205
Gaithersburg, MD 20878
USA
Attn: Evan Jones, Chairman and Chief Executive Officer

Phone:
Facsimile:
E-mail:

with copies to:

Ballard Spahr LLP
1375 Market Street, 51st floor
Philadelphia, PA 19103-7599
USA
Attn: Mary J. Mullany

Phone:
Facsimile:
E-mail:

if to the Seller:

Curetis N.V.
Max-Eyth Strasse 42
71088 Holzgerlingen
Germany
Attn: CEO, CBO and COO

Phone:
Facsimile:
E-mail:

with copies to:

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Linklaters LLP
1345 Avenue of the Americas, 21st floor
New York, NY 10105
Attn: Scott I. Sonnenblick

Phone:
Facsimile:
E-mail:

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.6     Governing Law; Jurisdiction; Venue

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to conflict of law principles thereof). Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts sitting in the County of New Castle, State of Delaware, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.7     Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Furthermore, nothing in this Agreement shall constitute an amendment to, or be construed as amending, modifying or terminating, any benefit plan, program, arrangement or agreement (including, without limitation, any Benefit Plan or Successor Plan) or to affect Parent’s or the Seller’s or any of their Subsidiaries’ ability to amend, modify or terminate any employee benefit plan, program or arrangement, sponsored, maintained or contributed to by Parent, Seller or any of their respective Subsidiaries. Without limiting the foregoing, no provision of this Agreement shall create any third-party beneficiary or other rights in any employee or former employee or any beneficiary or dependent thereof, in respect of continued employment (or resumed employment) with Parent or any of its Subsidiaries, or with respect to the compensation, benefits or other terms and conditions of employment with Parent or Seller or any of their respective Subsidiaries.

Section 9.8     No Personal Liability

This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Seller, the Purchaser, Parent or any of their respective Representatives.

Section 9.9     Disclosure Schedules

The inclusion of any information in the Seller Disclosure Schedules or Purchaser Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business.

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Section 9.10   Counterparts

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

OPGEN, INC.

By:	/s/ Evan Jones
Name:	Evan Jones
Title:	Chairman and Chief Executive Officer

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

CRYSTAL GMBH

By:	/s/ Evan Jones
Name:	Evan Jones
Title:	Managing Director

By:	/s/ Timothy C. Dec
Name:	Timothy C. Dec
Title:	Managing Director

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

CURETIS N.V.

By:	/s/ Oliver Schacht
Name:	Oliver Schacht
Title:	Chief Executive Officer

By:	/s/ Johannes Bacher
Name:	Johannes Bacher
Title:	Chief Operating Officer

By:	/s/ Achim Plum
Name:	Achim Plum
Title:	Chief Business Officer

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Exhibit	Description

A	Knowledge

B	German Transfer Agreement

C	Form of Assignment and Assumption Agreement

D	Closing Deliverables

Schedules

Seller Disclosure Schedule

Purchaser Disclosure Schedule

The Exhibits and Schedules to the Implementation Agreement are not being filed in accordance with applicable SEC rules. Such Exhibits and Schedules are not material to understanding the Implementation Agreement. The information will be disclosed supplementally to the SEC upon request.